Exhibit 2.1

STOCK PURCHASE AGREEMENT

          THIS STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of February 4 2010, is made by and among Wave2Wave Communications, Inc., a Delaware corporation (the “Buyer”), Winncom Technologies Holding Limited, a company incorporated under the laws of Ireland with registration number 367858 and having its registered office at Suite 144, The Capel Building, Mary’s Abbey, Dublin 7, Ireland (the “Company”) and all of the stockholders of the Company as set forth on Schedule I attached hereto (the “Stockholders”).

          WHEREAS, the Stockholders collectively own 100% of the issued share capital of the Company, which at the date of this Agreement consists of 100 ordinary shares of EUR1.00 each (the “Company Shares”); and

          WHEREAS, each of the Stockholders identified by name on Schedule I is the legal and/or beneficial owner (as applicable and as specified on Schedule I) of the Company Shares in the amount set forth opposite each Stockholder’s name thereon, and each such Stockholder desires to sell such Company Shares to Buyer, and Buyer desires to purchase the Company Shares from each of the Stockholders as set forth on Schedule I, subject to the terms and conditions set forth in this Agreement; and

          WHEREAS, as a condition to the Buyer entering into this Agreement, concurrently with the execution and delivery of this Agreement, Gregory Raskin (the “Designated Employee”) has entered into an employment agreement with the Buyer or one of its Affiliates, dated as of the date hereof, which agreements shall become effective upon the Closing (the “Post-Closing Employment Agreement”); and

          WHEREAS, capitalized terms used and not otherwise defined herein shall have the meanings set forth in Article I hereof.

          NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I

          1.1 Definitions. As used in this Agreement, the following terms have the following meanings:

          “Action” means any suit, action, arbitration, cause of action, claim, complaint, prosecution, audit, inquiry, investigation, governmental or other proceeding, whether civil, criminal, administrative, investigative or informal, at law or at equity, before or by any Governmental Authority, arbitrator or other tribunal.

           “Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned Person; including any partnership or joint venture in which the Company or any of its Subsidiaries (either alone, or through or together with any other

Subsidiary) has, directly or indirectly, an interest of 10% or more; and “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of stock or other securities, as trustee or executor, by contract or credit arrangement or otherwise.

          “Anti-Terrorism Laws” means any applicable Laws relating to terrorism or money laundering, including Executive Order No. 13224, the USA PATRIOT Act, applicable Laws comprising or implementing the Bank Secrecy Act and applicable Laws administered by the United States Treasury Department’s Office of Foreign Asset Control (as any of the foregoing Laws may from time to time be amended, renewed, extended, or replaced).

          “Approval” means any license, permit, consent, approval, authorization, registration, filing, waiver, exemption, clearance, qualification or certification, including all pending applications therefor or renewals thereof, issued by, made available by or filed with any Government Authority.

          “Articles” means the Articles of Association of the Company in force as at the date hereof.

          “Business Day” means any day other than a Saturday, Sunday or day on which banks are permitted to close in the State of New York.

          “Buyer Common Stock” means shares of the Buyer’s common stock, par value $0.0001 per share.

          “Buyer Stock Consideration” means 4,714,038 shares of Buyer Common Stock, which constitutes approximately 7.5% of the total outstanding shares of Buyer Common Stock on a fully diluted basis as of the date hereof. The Buyer Stock Consideration shall be adjusted for any stock splits, dividends, recapitalizations or similar events occurring with respect to the Buyer Common Stock prior to Closing.

           “CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

          “COBRA” means the group health plan continuation coverage requirements of Section 4980B of the Code, Sections 601 through 608 of ERISA and the applicable provisions of the American Recovery and Reinvestment Act of 2009.

          “Code” means the Internal Revenue Code of 1986, as amended, and all Regulations promulgated thereunder.

          “Companies Acts” means the Companies Acts 1963 to 2009 of Ireland and any legislation in whatever form to be construed as one with those Acts.

          “Company Employee” means any individual who is or was employed or engaged by the Company or any of its Subsidiaries on or at any time prior to the Closing Date.

          “Company Indebtedness” means any Indebtedness of the Company or any of its Subsidiaries outstanding as of immediately prior to the Closing plus any costs or expenses arising or resulting from the payment of any such Indebtedness prior to the Closing (including any pre-payment fees or penalties).

          “Company Intellectual Property” means all Intellectual Property owned, licensed, used or held by the Company or any of its Subsidiaries.

          “Company Material Adverse Effect” means a material adverse effect on the condition (financial or otherwise), properties, operations or results of operations of the Company and its Subsidiaries taken as a whole or the Company’s ability to perform its obligations as contemplated by this Agreement.

          “Company Products” means (a) the products that the Company or any of its Subsidiaries (i) is currently developing, (ii) currently manufactures, markets, sells, distributes or licenses or (iii) currently plans to develop, market, sell, distribute or license in the future and (b) the services that the Company or any of its Subsidiaries currently offers or provides or currently plans to offer or provide in the future.

          “Company Secretary Certificate” means a certificate in the agreed form addressed to Buyer from the Company Secretary of the Company and the Irish Subsidiary and certifying (1) that no charges have been created by the Company and/or the Irish Subsidiary over any of their assets; (2) that no petition has been made to wind up the Company and/or the Irish Subsidiary and (3) such other matters as reasonably requested by Buyer.

          “Connected Person” means and “Connected” means a person who would be connected with another person for the purposes of Section 26 of the 1990 Act if that other person was a director of a company.

          “Contract” means any loan agreement, indenture, letter of credit (including related letter of credit applications and reimbursement obligations), mortgage, security agreement, pledge agreement, deed of trust, bond, note, guarantee, surety obligation, warranty, license, franchise, permit, power of attorney, invoice, quotation, purchase order, sales order, lease, endorsement agreement, and any other agreement, contract, instrument, obligation, offer, commitment, plan, arrangement, understanding or undertaking, written or oral, express or implied, to which a Person is a party or by which any of its properties, assets or Intellectual Property may be bound, in each case as amended, supplemented, waived or otherwise modified.

          “Court” means any court or arbitration tribunal of any country or territory, or any state, province or other subdivision thereof.

          “Employee Benefit Plans” means each plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, pension, retirement, cash balance, money purchase, savings, profit sharing, annuity, deferred compensation, bonus, incentive (including cash, stock option, stock bonus, stock appreciation, phantom stock, restricted stock and stock purchase), medical, dental, vision, hospitalization, long-term care, prescription drug and other health, employee assistance, cafeteria, flexible benefits, life insurance, short and long term disability, vacation pay, severance or other termination pay, other welfare and fringe benefit or remuneration of any kind, whether written or unwritten or otherwise funded or unfunded, including all employee benefit plans within the meaning of Section 3(3) of ERISA which is or has been sponsored, maintained, contributed to or required to be contributed to, by the Company, any of its Subsidiaries or any ERISA Affiliate for the benefit of any employee, officer or director of the Company or under which the Company, any of its Subsidiaries or any ERISA Affiliate has or may have any current or future liability or obligation.

          “Environmental Law” means any Law or Order relating to the environment or occupational health and safety, including any Law or Order pertaining to (a) treatment, storage, disposal, generation and transportation of Materials of Environmental Concern; (b) air, water and noise pollution; (c) the protection of groundwater, surface water or soil; (d) the release or threatened release into the environment of Materials of Environmental Concern, including emissions, discharges, injections, spills, escapes or dumping; (e) storage tanks, vessels, containers, abandoned or discarded barrels, and other closed receptacles used for Materials of Environmental Concern; or (f) occupational health and safety. As used above, the terms “release” and “environment” shall have the meaning set forth in CERCLA.

          “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and all Regulations promulgated thereunder.

          “ERISA Affiliate” means any person, trade, business or other entity treated as a single employer with the Company under Section 414 of the Code or Section 4001(a)(14) of ERISA.

          “Escrow Agent” means a third party escrow agent reasonably acceptable to the Buyer and the Company.

          “Escrow Agreement” means the agreement by and among Buyer, the Stockholders, and the Escrow Agent, in the form agreed to by the Buyer, the Stockholders, and the Escrow Agent, and to be delivered at Closing.

          “euro” or “EUR” means the lawful currency unit of Ireland.

          “Excepted Representations” means the representations and warranties set forth in Sections 4.1, 4.3, 4.4, 4.11, 4.18, 5.1-5.6, 5.8-5.12 and 6.1-6.5 hereof.

          “Final Holdback Payment” means the remainder, if any, of (a) the Initial Holdback Reserve, minus (b) the aggregate amount finally determined to be payable to the Buyer Indemnified Parties pursuant to Article IX and the Escrow Agreement in respect of all claims to which the Initial Holdback Reserve relates.

          “GAAP” means generally accepted accounting principles in the United States.

          “Governmental Authority” means: (a) any nation, country, state, county, city, town, municipality, village, district, territory or other jurisdiction of any nature; (b) any foreign, federal, state, municipal or local governmental or quasi-governmental entity or authority of any nature; (c) any Court or tribunal exercising or entitled to exercise judicial authority or power of any nature; (d) any multinational organization or body exercising any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature; and (e) any department or subdivision of any of the foregoing, including any commission, branch, board, bureau, agency, official or other instrumentality exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature.

          “Government Bid” means any offer, proposal or quote made by the Company or any of its Subsidiaries prior to the Closing Date which is outstanding and which, if accepted, would result in a Government Contract.

          “Government Contract” means any contract, subcontract, teaming agreement or arrangement, joint venture, basic ordering agreement, blanket purchasing agreement, Federal Supply Schedule contract, pricing agreement, CRADA, letter agreement, grant or other similar Contract of any kind, between the Company or any of its Subsidiaries, on the one hand, and (a) any Governmental Authority, (b) any prime contractor of a Governmental Authority in its capacity as a prime contractor, or (c) any subcontractor with respect to any Contract of a type described in clauses (a) or (b) of this definition, on the other hand. A task, purchase or delivery order under a Government Contract shall not constitute a separate Government Contract, for purposes of this definition, but shall be part of the Government Contract to which it relates.

          “Holdback Cash” means $3,000,000.

          “Holdback Reserve Amount” means the total of the Holdback Cash (if any remains in escrow) plus the Holdback Shares.

          “Holdback Shares” means that number of shares of Buyer Common Stock which will constitute $4,000,000 of Buyer Stock valued at the price per share of Buyer Common Stock sold by Buyer in its contemplated initial public offering.

          “Indebtedness” means Liabilities (including Liabilities for principal, accrued interest, penalties, fees and premiums) (a) for borrowed money, or with respect to deposits or advances of any kind (other than deposits, advances or excess payments accepted in connection with the sale of products or services in the ordinary course of business), (b) evidenced by bonds, debentures, notes or similar instruments, (c) upon which interest charges are customarily paid (other than obligations accepted in connection with the purchase of products or services in the ordinary course of business), (d) under conditional sale or other title retention agreements, (e) issued or assumed as the deferred purchase price of property or services (other than accounts payable to suppliers incurred in the ordinary course of business and paid when due), (f) of others secured by (or for which the holder of such Liabilities has an existing right, contingent or otherwise, to be secured by) any Lien or security interest on property owned or acquired by the Person in question whether or not the obligations secured thereby have been assumed and (g) under leases required to be accounted for as capital leases under GAAP.

          “Initial Holdback Payment” means the remainder, if any, of (a) the Holdback Reserve Amount, minus (b) the aggregate amount finally determined prior to the Initial Holdback Payment Date to be payable to the Buyer Indemnified Parties pursuant to Article IX and the Escrow Agreement, minus (c) the Initial Holdback Reserve.

          “Initial Holdback Payment Date” means the later of such date that the consolidated 2010 audited financial statements for the Buyer have been filed with the Securities and Exchange Commission and 12 months after the Closing Date.

          “Initial Holdback Reserve” means the aggregate of all Loss Estimates set forth in any Notice of Claim that has been made, but has not been finally determined (in accordance with Article IX and the Escrow Agreement), prior to the Initial Holdback Payment Date.

          “Intellectual Property” means worldwide trademarks, service marks, trade names, trade dress, designs, industrial designs, logos, slogans and general intangibles of like nature, together with all goodwill related to the foregoing (whether registered or not, but including any registrations and applications for any of the foregoing) (collectively, “Trademarks”); patents (including the ideas, inventions and discoveries described therein, any pending applications, any registrations, patents or patent applications based on applications that are continuations, continuations-in-part, divisional, reexamination, reissues, renewals of any of the foregoing and applications and patents granted on applications that claim the benefit of priority to any of the foregoing) (collectively, “Patents”); works of authorship or copyrights (including any registrations, applications and renewals for any of the foregoing) and other rights of authorship, including moral rights (collectively, “Copyrights”); trade secrets and other confidential or proprietary information, know-how, confidential or proprietary technology, processes, work flows, formulae, algorithms, models, user interfaces, customer, supplier and user lists, databases, pricing and marketing information, inventions, marketing materials, inventions and discoveries (whether patentable or not) (collectively, “Trade Secrets”); computer programs and other Software, macros, scripts, source code, object code, binary code, methodologies, processes, work floes, architecture, structure, display screens, layouts, development tools, instructions and templates; published and unpublished works of authorship, including audiovisual works, databases and literary works; rights in, or associated with a person’s name, voice, signature, photograph or likeness, including rights of personality, privacy and publicity; rights of attribution and integrity and other moral rights; Uniform Resource Locators (URLs) and Internet domain names and applications therefor (and all interest therein), IP addresses, adwords, key word associations and related rights; all other proprietary, intellectual property and other rights relating to any or all of the foregoing; all copies and tangible embodiments of any or all of the foregoing (in whatever form or medium, including electronic media); and all rights to sue for and any and all remedies for past, present and future infringements of any or all of the foregoing and rights of priority and protection of interests therein under the Laws of any jurisdiction.

          “Ireland” means Ireland, excluding Northern Ireland.

          “Irish Subsidiary” means Winncom Technologies EU Limited, a company limited by shares incorporated under the laws of Ireland and with registration number 440355 and having its registered address at Suite 144, The Capel Building, Mary’s Abbey, Dublin 7, Ireland.

          “IRS” means the United States Internal Revenue Service and, to the extent relevant, the United States Department of Treasury.

          “knowledge” (and similar terms and phrases) means the actual knowledge of Gregory Raskin and Vladimir Fedorov, and any knowledge which was or could reasonably have been obtained by such individuals in the prudent exercise of their duties or upon due and careful inquiry of those employees reporting thereto, whose duties would, in the normal course of business affairs, result in such employees having knowledge concerning the subject in question.

          “Laws” means all laws, statutes, codes, written policies, licensing requirements, ordinances and Regulations of any Governmental Authority, including all Orders, having the effect of law in each such jurisdiction.

          “Liabilities” means any debts, liabilities, obligations, claims, charges, damages, demands and assessments of any kind, including those with respect to any Governmental Authority, whether accrued or not, known or unknown, disclosed or undisclosed, fixed or contingent, asserted or unasserted, liquidated or unliquidated, whenever or however arising (including, those arising out of any contract or tort based on negligence or strict liability) and whether or not the same would be required by GAAP to be reflected in financial statements or disclosed in the notes thereto.

          “Lien” means any mortgage, easement, right of way, charge, claim, community property interest, condition, covenant, deed of trust, deposit, equitable interest, hypothecation, lien, mortgage, option, pledge, security interest, right of first refusal, title transfer retention arrangements or restriction, limitation, preferential arrangement or adverse claim of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership, or any other encumbrance or exception to title of any kind.

          “Losses” means losses, damages, liabilities, demands, taxes, sanctions, deficiencies, assessments, judgments, costs, interest, penalties and expenses (including reasonable attorneys’ fees).

          “Materials of Environmental Concern” means any substances, chemicals, compounds, solids, liquids, gases, materials, pollutants or contaminants, hazardous substances (including as such term is defined under CERCLA), solid wastes and hazardous wastes (including as such terms are defined under the Resource Conservation and Recovery Act), toxic materials, oil or petroleum and petroleum products, asbestos or substances containing asbestos, polychlorinated biphenyls or any other material subject to regulation under any Environmental Law.

          “Open Source Software” means (a) any software that requires as a condition of use, modification and/or distribution of such software, that such software: (i) be disclosed or distributed in source code, (ii) be licensed for the purpose of making derivative works, and/or (iii) can be redistributed only free of enforceable Intellectual Property rights, and/or (b) any software that contains, is derived in any manner (in whole or in part) from, or statically or dynamically links against any software specified in (a). For exemplary purposes only, and without limitation, any software modules or packages licensed or distributed under any of the following licenses or distribution models shall qualify as Open Source Software: (A) the GNU General Public License or Lesser/Library GPL, (B) the Artistic License, (C) the Mozilla Public License, (D) the Common Public License, (E) the Sun Community Source License, and (f) the Sun Industry Standards Source License.

          “Order” means any judgment, order, writ, injunction, ruling, decision or decree of, or any settlement under the jurisdiction of any Governmental Authority.

          “Organizational Documents” means, with respect to any corporation, those instruments that at the time constitute its corporate charter as filed or recorded under the Laws of the jurisdiction of its incorporation, including the articles or certificate of incorporation, organization or association, and its by-laws or memorandum of association, in each case including all amendments thereto, as the same may have been restated and, with respect to any other entity, the equivalent organizational or governing documents of such entity.

          “Payoff Letter” means a payoff letter in form and substance acceptable to the Buyer, addressed to the Buyer, signed by the Persons to which the Company Transaction Expenses is payable, setting forth, among other things, (a) the amount required to pay off in full at the Closing, (b) wire transfer instructions for the payment of such amounts, (c) upon payment of such amount, a complete release of the Buyer and its Affiliates with respect thereto and (d) the commitment to release all liens, if any, which it may hold on any of the assets of the Company or any of its Subsidiaries within a designated time period after the Closing Date.

          “Person” means an individual, corporation, company, body corporate, partnership, association, trust, unincorporated organization, limited liability company or other legal entity (whether or not having separate legal personality), including any Governmental Authority.

          “Personally Identifiable Information” means information that can be used to identify or contact Persons, which may include their first and last name, physical address, e-mail address and telephone number.

          “Pre-Closing Tax Period” means any taxable period or ratable portion thereof ending on or prior to the Closing Date.

          “Pre-Closing Taxes” means;

                         (a) the amount of any Taxes of the Company or any Subsidiary relating to a Pre-Closing Tax Period that are saved as a result of the use or set off or the like of any loss, allowance, credit, relief, deduction, loss, exemption, charge or set-off or any right to a repayment of Taxation (“Relief”), where such Relief arose after the Closing Date or was recognised as an asset in the Final Working Capital; and/or

                         (b) any Taxes which are primarily the liability of a person other than the Company, any Subsidiary or the Buyer (the “Primary Person”) for which the Company, any Subsidiary or the Buyer become liable in consequence of:

(i) the Primary Person failing to discharge such Taxes; and

(ii) the Company or any Subsidiary at any time on or before the Closing Date:

(A) being a member of the same group of companies as the Primary Person for any Tax purpose; or

(B) having control of, being controlled by, or being otherwise connected with, the Primary Person or being controlled by the same person as the Primary Person in each case for any Tax purpose.

          “Pro Rata Share” means, with respect to each Stockholder, a fraction, the numerator of which equals the number of Company Shares held by such Stockholder immediately prior to the Closing and the denominator of which equals the total number of Company Shares outstanding immediately prior to the Closing.

          “Regulation” means any rule or regulation of any Governmental Authority.

          “Software” means computer programs, known by any name, including all versions thereof, and all related documentation, training manuals and materials, user manuals, technical and support documentation, source code and object code, code libraries, debugging files, linking files, program files, data files, computer and related data, field and date definitions and relationships, data definition specifications, data models, program and system logic, interfaces, program modules, routines, sub-routines, algorithms, macros, scripts, compiler directives, program architecture, design concepts, system designs, program structure, sequence and organizations, screen displays and report layouts and all other material related to any such computer programs.

          “Subsidiary” means, with respect to any Person, any corporation, partnership, joint venture, limited liability company, trust or other legal entity of which such Person (either alone or through or together with any other Subsidiary) owns, directly or indirectly, more than fifty percent (50%) of the stock or other equity interests in such entity.

          “Tax Returns” means any and all returns, declarations, reports, notifications, elections, claims for refunds and information returns or statements relating to Taxes, including all schedules or attachments thereto and including any amendment thereof, required to be filed with any Governmental Authority, including consolidated, combined and unitary tax returns.

          “Taxes” means all taxes, rates, duties, imports, charges, contributions, levies and governmental impositions of any kind in the nature of (or similar to) taxes, payable to any Governmental Authority, including those on or measured by or referred to as income, franchise, profits, gains, gross receipts, capital, ad valorem, custom duties, alternative or add-on minimum taxes, estimated, environmental, disability, registration, value added, sales, use, service, real or personal property, capital stock, license, payroll, withholding, employment, social security, workers’ compensation, unemployment compensation, health insurance, utility, severance, production, excise, stamp, capital, occupation, premiums, windfall profits, transfer and gains taxes, gift and inheritance taxes, and interest, penalties, surcharges and additions to tax imposed with respect thereto.

          “VAT” means value added tax;

          “Working Capital” means an amount equal to the Working Capital Assets minus the Working Capital Liabilities, all as of the close of business on the Closing Date.

          “Working Capital Assets” means the current assets of the Company and its Subsidiaries determined in accordance with GAAP applied on a consistent basis and in a manner consistent with the calculation of current assets set forth on Schedule II hereto and subject to the principles, if any, set forth on Schedule II hereto.

          “Working Capital Liabilities” means the Company’s and its Subsidiaries’ current liabilities determined in accordance with GAAP applied on a consistent basis and in a manner consistent with the calculation of current liabilities set forth on Schedule II hereto, together with the liabilities, and subject to the principles, if any, set forth on Schedule II hereto.

          “Working Capital Target” means $10,000,000.

ARTICLE II

PURCHASE AND SALE OF COMPANY SHARES

          2.1 Purchase and Sale of Company Shares.

                    (a) At the Closing, on the terms and subject to the conditions set forth in this Agreement, each Stockholder, as legal and/or beneficial owner (as applicable and specified in Schedule I) of such Stockholder’s Company Shares, shall sell, assign, transfer, convey and deliver to the Buyer, and the Buyer shall purchase, acquire and accept from such Stockholder, all of such Stockholder’s right, title and interest in and to the Company Shares, free and clear of all Liens.

                    (b) Each Stockholder hereby waives all rights of pre-emption and other restrictions on transfer over the Company Shares conferred on either of them or any other person under the Articles or otherwise.

          2.2 Closing; Delivery of Certificates.

                    (a) Subject to the terms and conditions hereof, the closing of the transactions contemplated by this Agreement (the “Closing”) will take place at 2:00 p.m. (GMT) on the third (3rd) Business Day following the date on which all of the conditions set forth in Article VIII have been satisfied or waived (other than any such conditions that by their terms cannot be satisfied until the Closing Date, which conditions shall be required to be so satisfied or waived on the Closing Date), unless another time and/or date is agreed to in writing by the Company and the Buyer (the “Closing Date”). The Closing shall be held at the offices of Arthur Cox, Earlsfort Centre, Earlsfort Terrace, Dublin 2, Ireland, unless another place is agreed to in writing by the parties hereto (it being understood that the Closing may be effected by the delivery of documents via e-mail, facsimile and/or overnight courier).

                    (b) At the Closing, the Stockholders shall (i) deliver or procure to be delivered to the Buyer the items specified on Schedule III attached hereto (ii) assign and/or deliver to the

Company any asset whatever in his name or in the name of a company or companies controlled by him which asset is related to the business of the Company or any Subsidiary carried on at Closing and (iii) irrevocably waive any claims against the Company or any Subsidiary, its agents, or employees that he may have outstanding at Closing. Each of the Stockholders hereby agrees, at his or her own cost, to execute and deliver or procure to be done and executed and delivered such other instruments and documents and to do all such further acts and things as may be necessary for effecting completely the transfer of the legal and beneficial ownership of the Company Shares to the Buyer free and clear of all Liens.

          2.3 Withholding Rights. Buyer shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement such amounts as are required to be deducted and withheld with respect to the making of such payments under the provisions of any applicable Tax Laws. Any such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

ARTICLE III

PURCHASE PRICE; WORKING CAPITAL

          3.1 Purchase Price. The aggregate purchase price (the “Purchase Price”) payable to the Stockholders for all of the Company Shares shall be, collectively (a) an amount in cash equal to the Eight Million Dollars ($8,000,000) (the “Cash Consideration”), plus (b) the Buyer Stock Consideration less (c) that portion of the Holdback Reserve Amount that is determined to be payable to Buyer under Section 3.3. Further, simultaneously with the Closing, Buyer shall, on behalf of the Company, make a $17,000,000 payment to Carolina Limited, in full satisfaction of the outstanding Stockholders’ Indebtedness. For accounting purposes, the foregoing $17,000,000 shall be treated as a contribution to the Company occurring immediately prior to Closing.

          3.2 Payment at Closing. (a) Subject to the terms and conditions of this Agreement, at Closing, the Buyer shall pay a portion of the Purchase Price to the Stockholders as follows:

                    (i) Five Million Dollars ($5,000,000), payable to each Stockholder in such Stockholder’s Pro Rata Share of the Cash Consideration, as set forth on Schedule I, by wire transfer of immediately available U.S. funds in accordance with the wire transfer instructions set forth on Schedule I, or to such other account as instructed by such Stockholder prior to Closing,; and

                    (ii) the difference between (x) the Buyer Stock Consideration and (y) the Holdback Shares, payable to each Stockholder in such Stockholder’s Pro Rata Share of the Buyer Stock Consideration, as set forth on Schedule I.

          (b) At least two (2) Business Days prior to the Closing, the Company shall deliver to the Buyer a Payoff Letter from each Person to which any Company Transaction Expenses or Stockholder Indebtedness will be outstanding immediately prior to the Closing. At the Closing, the Buyer shall procure that the Company shall pay or cause to be paid all Company Transaction

Expenses and Stockholder Indebtedness by wire transfer of immediately available funds in accordance with all applicable Payoff Letters.

          (c) At Closing, the Holdback Cash ($3,000,000) and the Holdback Shares shall be delivered by Buyer to the Escrow Agent to be held in accordance with the terms of the Escrow Agreement.

          (d) Further, simultaneously with the Closing, Buyer shall wire transfer to Carolina Limited, the $17,000,000 payment referenced in Section 3.1, in accordance with the wire transfer instructions provided by Carolina Limited prior to Closing.

          (e) Each of the payments to be made by the Buyer at Closing under Section 3.2(a), (c) and (d) above shall be made free and clear of any deduction, withholding, setoff or counterclaim.

          3.3 Holdback Payments. (a) Subject to the provisions of Section 3.4 and Article IX, within ten (10) Business Days following the determination of the Final Working Capital, and in accordance with the terms of the Escrow Agreement, the Escrow Agent shall deliver to each Stockholder such Stockholder’s pro rata amount of the Holdback Cash, calculated by multiplying such Stockholder’s Pro Rata Share by the Holdback Cash that remains in the Holdback Reserve Amount at such time (minus any amounts owed pursuant to any purchase price adjustments made under Section 3.4 hereof and any amounts in respect of all claims to which the Initial Holdback Reserve relates on the date of the determination of the Final Working Capital). Within ten (10) Business Days following the final determination of all claims to which the Initial Holdback Reserve relates on the date of the determination of the Final Working Capital, the Escrow Agent shall deliver to each Stockholder such Stockholder’s pro rata amount of the remainder of the Holdback Cash, minus the aggregate amount determined to be payable to the Buyer Indemnified Parties pursuant to Article IX and the Escrow Agreement in respect of all claims to which the Initial Holdback Reserve relates on the date of the determination of the Final Working Capital, calculated by multiplying such Stockholder’s Pro Rata Share by the remaining Holdback Cash.

          (b) Within ten (10) Business Days following the Initial Holdback Payment Date, and in accordance with the terms of the Escrow Agreement, the Escrow Agent shall deliver to each Stockholder such Stockholder’s pro rata amount of the Initial Holdback Payment calculated by multiplying such Stockholder’s Pro Rata Share by the Initial Holdback Payment. Within ten (10) Business Days following date of the final determination (in accordance with Article IX and the Escrow Agreement) of all claims to which the Initial Holdback Reserve relates, the Escrow Agent shall deliver to each Stockholder such Stockholder’s pro rata amount of the Final Holdback Payment calculated by multiplying such Stockholder’s Pro Rata Share by the Final Holdback Payment, in the form of shares of Buyer Common Stock with respect to the Buyer Stock Consideration. For purposes of calculating the value of the Holdback Shares in connection with reducing the Holdback Reserve Amount pursuant to Section 10.2(b), the Initial Holdback Payment and the Final Holdback Payment, the value of the Buyer Common Stock shall be calculated based on the closing trading price of Buyer Common Stock on the principal securities exchange on which such common stock may at the time be listed, averaged over the period of the 30 immediately prior consecutive trading days, or if there have been no sales on any such exchange on any such day, the average of the bid and ask prices at the end of such day, or if Buyer Common Stock is not listed, the average of the high and low prices on such day on an over-the-counter market as reported by National Association of Securities Dealers, Inc., Automated Quotation System, the OTC Bulletin Board, or any similar system of automated dissemination of quotations or securities prices in common use, or any other recognized quotation agency, in each such case averaged over the period of the 30 immediately prior consecutive trading days; if none of the conditions set forth above is met, the value of the Buyer Common Stock shall be determined by Buyer’s board of directors in its reasonable discretion.

          3.4 Working Capital Adjustment.

                    (a) Two (2) Business Days prior to the Closing, the Company shall deliver to the Buyer a statement setting forth its good faith estimate of Working Capital (the “Working Capital Statement”) which statement shall contain an estimated balance sheet of the Company and its Subsidiaries as of the Closing Date (without giving effect to the transactions contemplated herein), a calculation of its estimate of Working Capital (the “Estimated Working Capital”), and the certificate by the Chief Financial Officer of the Company that the conditions of Sections 8.1(c) and 8.2(t) have been met. The Estimated Working Capital was prepared in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Financial Statements.

                    (b) Within one hundred twenty (120) days following the Closing, the Buyer shall deliver to the Stockholders its calculation of Working Capital (the “Revised Working Capital”) and a certificate of the Chief Financial Officer of the Buyer that its calculation of the Revised Working Capital was prepared in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Financial Statements. If any of the Stockholders (an “Objecting Stockholder”) objects to the calculation of the Revised Working Capital, the Objecting Stockholder shall deliver to the Buyer, no later than thirty (30) days following receipt of the Buyer’s calculation of the Revised Working Capital, a notice setting forth in reasonable detail such objections indicating each disputed item or amount and the basis of the Objecting Stockholder’s disagreement therewith (an “Objection Notice”). If none of the Stockholders timely delivers an Objection Notice to the Buyer or if each of the Stockholders notifies the Buyer that it has no objections, the Buyer’s determination of the Revised Working Capital shall be final and binding on all parties. If the Buyer does not timely deliver its calculation of Working Capital to the Stockholders, the Estimated Working Capital shall be final and binding on all parties.

                    (c) If an Objecting Stockholder timely delivers an Objection Notice to the Buyer, the Buyer and the Objecting Stockholder shall attempt in good faith to resolve such matters within thirty (30) days after receipt of the same by the Buyer, and if the same are resolved within such further period, the Buyer’s determination of the Revised Working Capital with such changes as may have been agreed in writing by the Objecting Stockholder and the Buyer shall be final and binding. If the Objecting Stockholder and the Buyer fail to resolve such matters within such period, either the Buyer or the Objecting Stockholder may refer all remaining disputes to an accounting firm mutually acceptable to Buyer and the Objecting

Stockholder (the “Dispute Accounting Firm”) which shall be instructed to resolve such disputes within sixty (60) days of the referral. The Buyer and the Objecting Stockholder shall have the right to meet jointly with the Dispute Accounting Firm during this period and to present their respective positions. The resolution of disputes by the Dispute Accounting Firm will be set forth in writing and will be conclusive and binding upon the parties, upon the date of such resolution, absent manifest error. In making its determination, the Dispute Accounting Firm shall consider only those items that the Objecting Stockholder and the Buyer are unable to resolve and the Dispute Accounting Firm shall be bound by the terms and conditions of this Agreement, including the definition of Working Capital and the terms of this Section 3.4. The Objecting Stockholder and the Buyer will each pay their own fees and expenses (including any fees and expenses of their accountants and other representatives) in connection with the resolution of any dispute under this Section 3.4 (excluding the fees and expenses of the Dispute Accounting Firm). The fees and expenses of the Dispute Accounting Firm pursuant to this Section 3.4(c) shall be borne by the Buyer and the Objecting Stockholder, in inverse proportion as they may prevail on matters resolved by the Dispute Accounting Firm, which proportionate allocations shall also be determined by the Dispute Accounting Firm at the time the determination of such firm is rendered on the merits of the matters submitted.

                    (d) Upon the final determination of Working Capital in accordance with this Section 3.4 (the “Final Working Capital”), the Purchase Price shall be subject to adjustment as follows:

          (i) if the Working Capital Target exceeds the Final Working Capital, the Purchase Price shall be decreased by an amount equal to the amount by which the Working Capital Target exceeds the Final Working Capital, calculated in the manner described in Section 3.4(b) or (c); or

(ii) if the Final Working Capital equals or exceeds the Working Capital Target, then there shall be no further adjustment to the Purchase Price pursuant to this Section 3.4(d).

                                   (iii) Subject to the provisions of Section 3.4, within ten (10) Business Days following the determination of the Final Working Capital, if the Purchase Price is decreased pursuant to this Section 3.4(d), such decrease shall be satisfied by Buyer and the Stockholders notifying the Escrow Agent of such decrease and authorizing the Escrow Agent to pay to Buyer from the Holdback Reserve Amount the amount of such deficiency. If the Holdback Reserve Amount is insufficient to satisfy such deficiency, the Escrow Agent shall pay to Buyer the full amount held in escrow and the Stockholders (jointly and severally) shall pay to the Buyer the amount of such deficiency (the amount of such additional payment payable by the Stockholders, if any, the “Final Working Capital Adjustment Amount”).

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE STOCKHOLDERS

          Except as disclosed by the Company in the disclosure schedule, dated as of the date of this Agreement and attached hereto (the “Disclosure Schedule”), the Company and the Stockholders, jointly and severally, hereby represent and warrant to the Buyer that the representations and warranties contained in this Article IV are true, complete and correct. The Disclosure Schedule shall be arranged in sections corresponding to the numbered and lettered sections and subsections contained in this Article IV, and the disclosures in any section or subsection of the Disclosure Schedule shall qualify only the corresponding section or subsection of this Article IV.

          4.1 Incorporation and Existence.

                    (a) The Company and the Irish Subsidiary are companies duly incorporated and validly existing under the Laws of Ireland.

                    (b) The Company and the Irish Subsidiary are duly qualified or licensed as a foreign corporation to do business and are in corporate and tax good standing under the Laws of each jurisdiction where they conduct any business so as to require such qualification or licensing. The Company and the Irish Subsidiary have all requisite power and authority, and are in possession of all Approvals necessary, to own, lease and operate their respective properties and to carry on their respective businesses as they are now being conducted. Set forth in Section 4.1(a) of the Disclosure Schedule is a list of (i) the jurisdictions in which the Company and the Irish Subsidiary are qualified or licensed to transact business, (ii) every state or foreign jurisdiction in which the Company and the Irish Subsidiary have employees or facilities and (iii) the directors and officers of the Company and the Irish Subsidiary.

                    (c) The Company and the Irish Subsidiary have delivered to the Buyer true and complete copies of the Company’s and the Irish Subsidiary’s Organizational Documents, as amended (if applicable) and in effect as of the date hereof.

          4.2 Subsidiaries and Investments. (a) Section 4.2(a) of the Disclosure Schedule sets forth a true, complete and correct list of each Subsidiary of the Company. The Company does not control, directly or indirectly, or have any direct or indirect equity participation or similar interest in any corporation, partnership, limited liability company, joint venture, trust or other business association which is not set forth on Section 4.2(a) of the Disclosure Schedule.

                    (b) Each Subsidiary of the Company (other than the Irish Subsidiary) is duly incorporated and validly existing and in corporate good standing under the Laws of the jurisdiction of its incorporation, and, except where the failure to be so qualified would not, individually or in the aggregate, have a Company Material Adverse Effect, is duly qualified or licensed as a foreign corporation to do business and is in corporate and tax good standing under the Laws of each jurisdiction where it conducts any business so as to require such qualification or licensing. Section 4.2(b) of the Disclosure Schedule is a complete list of (i) the jurisdictions in which each Subsidiary of the Company (other than the Irish Subsidiary) is qualified or licensed to transact business, (ii) every state or foreign jurisdiction in which each Subsidiary of the Company (other than the Irish Subsidiary) has employees or facilities and (iii) the directors and officers of each Subsidiary (other than the Irish Subsidiary).

                    (c) Each Subsidiary of the Company (other than the Irish Subsidiary) has all requisite power and authority, and is in possession of all Approvals necessary, to own, lease and operate its property and to carry on its business as it is now being conducted. The Company has delivered to Buyer true, complete and correct copies of the Certificate of Incorporation and Bylaws or similar organizational documents of each Subsidiary of the Company (other than the Irish Subsidiary), each as amended to date. No Subsidiary of the Company (other than the Irish Subsidiary) is in default under or in violation of any provision of its Certificate of Incorporation or Bylaws or similar organizational documents.

                    (d) All of the issued and outstanding shares of capital stock of, or other equity interests in, each Subsidiary of the Company are: (i) duly authorized, validly issued, fully paid, non-assessable; (ii) owned by the Company free and clear of all Liens; and (iii) free of any restriction, including, without limitation, any restriction which prevents the payment of dividends to the Company or any other Subsidiary of the Company, or which otherwise restricts the right to vote, sell or otherwise dispose of such capital stock or other ownership interest. There are no outstanding or authorized options, warrants, rights, agreements or commitments to which the Company or its Subsidiaries is a party or which are binding on any of them providing for the issuance, disposition or acquisition of any capital stock of any Subsidiary of the Company. There are no voting trusts, proxies or other agreements or understandings with respect to the voting of any capital stock of any Subsidiary of the Company.

          4.3 Capitalization.

                    (a) The Company’s authorized share capital consists solely of 100,000 ordinary shares of EUR1.00 each, of which 100 ordinary shares of EUR1.00 each are issued and outstanding. All of the Company Shares have been duly authorized and validly allotted and issued and are fully paid-up and non-assessable, are owned legally and beneficially by the Stockholders (as applicable) as specified in Schedule I hereto and are not subject to, nor were they issued in violation of, any pre-emptive or similar rights created by statute, the Organizational Documents of the Company or any Contract to which the Company is a party or by which the Company is bound. There are no declared or accrued and unpaid dividends with respect to any Company Shares. All Company Shares were issued in compliance with applicable Laws. The Company has never adopted, sponsored or maintained any stock option plan or any other plan or agreement providing for equity compensation to any Person. Except as set forth in this Schedule I hereto, there are no shares of capital stock of the Company issued, reserved for issuance or outstanding.

                    (b) There are no bonds, debentures, notes or other Indebtedness of any type whatsoever of the Company that are convertible into, exchangeable or exercisable for shares of capital stock of the Company or that have the right to vote (or are convertible into, or exchangeable or exercisable for, securities having the right to vote) in any matters on which any stockholders of the Company may vote. Except as set forth in Schedule I hereto, there are no (i) outstanding shares of capital stock of the Company or any options, warrants, calls, demands, purchase rights, subscription rights, conversion rights, exchange rights, or other similar Contracts relating to the issuance by the Company of any shares of capital stock or any other securities, (ii) outstanding stock appreciation, phantom stock, profit participation or similar rights with respect to the Company, and the Company is not obligated, pursuant to any securities, options, warrants, calls, demands, Contracts or other rights of any nature or otherwise, now or in the future, contingently or otherwise, to issue, deliver, sell, purchase or redeem any shares of capital stock of the Company, any other securities of the Company or any interest in the Company to or from any Person or to issue, deliver, sell, purchase or redeem any stock appreciation rights or other Contracts of the Company to or from any Person or to grant, extend, accelerate the vesting and/or repurchase rights of, change the price of, or otherwise amend any options, warrants, calls, demands, purchase rights, subscription rights, conversion rights, exchange rights or other similar Contracts.

                    (c) Except as set forth in Section 4.3(c) of the Disclosure Schedule, (i) there are no restrictions on the transfer of Company Shares and (ii) there are no voting trusts, proxies or other Contracts of any character to which the Company, any Stockholder or any other Person is a party or by which any of them is bound with respect to the issuance, holding, acquisition, voting or disposition of any Company Shares.

          4.4 Authorization; Binding Obligation. The Company has all necessary power and authority to execute and deliver this Agreement and each other instrument or document required to be executed and delivered by it pursuant to this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by the Company of this Agreement, the performance of its obligations hereunder and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all requisite action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions so contemplated herein. This Agreement has been duly and validly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other Laws of general application affecting enforcement of creditors’ rights generally and (ii) as limited by Laws relating to the availability of specific performance, injunctive relief or other equitable remedies (together, the “Enforceability Exceptions”).

          4.5 Consents and Approvals. The execution and delivery by the Company of this Agreement or any other instrument or document required by this Agreement to be executed and delivered by the Company do not, and the performance of this Agreement by the Company shall not, require the Company to obtain any Third Party Consent or any Approval of any Person or Approval of, observe any waiting period imposed by, or make any filing with or notification to, any Governmental Authority.

          4.6 No Violation. The execution and delivery by the Company of this Agreement or any other instrument or document required by this Agreement do not, and the performance of this Agreement will not, (a) conflict with or violate the Organizational Documents of the Company, (b) conflict with or violate any Law or Order applicable to the Company, or (c) result in any breach or violation of or constitute a default (or an event that with notice or lapse of time or both would become a breach, violation or default) under, or impair the Company’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the property or assets of the Company pursuant to, any Contract to which the Company is a party or is otherwise bound, or any Approval to which the Company is a party or by which the Company or any of its properties are bound or affected.

          4.7 Business Licenses.

                    (a) Section 4.7(a) of the Disclosure Schedule contains a true and complete list of all Approvals and Orders that have been issued, granted or otherwise made available to the Company and its Subsidiaries (the “Business Licenses”). Each Business License is valid and in full force and effect, no Business License is subject to any Lien, limitation, restriction, probation or other qualification and there is no default under any Business License or, to the knowledge of Company, any basis for the assertion of any default thereunder. Section 4.7(a) of the Disclosure Schedule specifies the holder of each Business License. There is no Action pending or, to the knowledge of the Company, threatened that could result in the termination, revocation, limitation, suspension, restriction or impairment of any Business License or the imposition of any fine, penalty or other sanctions for violation of any legal or regulatory requirements relating to any Business License or, to the knowledge of the Company, any basis therefor. The Company and its Subsidiaries have, and have had at all relevant times, all Approvals that are or were necessary in order to enable the Company and its Subsidiaries to own and operate their assets and to conduct their business, except where the failure to have Approvals, individually or in the aggregate, would not have a Company Material Adverse Effect. None of the Business Licenses shall be affected in any manner by the consummation of the transactions contemplated hereby. All Business Licenses are validly held by the Company and its Subsidiaries and the Company and its Subsidiaries have, to the knowledge of the Company, complied and are in compliance with the terms and conditions of each Business License held by them. During the two (2) years preceding the date of this Agreement, neither the Company nor any of its Subsidiaries has received notice of any Action, and no such Action is pending, relating to the cancellation, suspension, revocation, modification or non-renewal of any Business License.

                    (b) None of the Company Products are subject to regulation by any Governmental Authority.

          4.8 Title to and Condition of Properties; Sufficiency of Assets; Ownership of Assets.

                    (a) Each of the Company and its Subsidiaries are the sole and exclusive legal and equitable owner of all right, title and interest in, and has good, valid and marketable title to, all assets, properties and rights purported to be owned by the Company and its Subsidiaries, and the legal and valid right to use all other assets, properties and rights used or held for use by the Company and its Subsidiaries, including any such assets, properties or rights held under Personal Property Leases, Real Property Leases or License Agreements, free and clear of all Liens (collectively, the “Company Assets”).

                    (b) All tangible assets included in the Company Assets have been maintained in accordance with normal industry practice and are in good operating condition and repair, subject to ordinary wear and tear, and there has not been any interruption of the operations of the Company’s or any Subsidiary’s business due to the condition of any such assets or properties. The Company Assets comprise all assets, properties, rights and Contracts used in connection with the operation of the Company’s or any Subsidiary’s business, which are all of the assets, properties, rights and Contracts necessary for the operation of the Company’s or any Subsidiary’s business by the Buyer following the Closing. No other Person, including any Stockholder or any Affiliate of the Company or any Stockholder, owns or has the right to use any of the assets or property used in connection with the operation of the Company’s or any Subsidiary’s business.

          4.9 Real Property.

                    (a) Neither the Company nor any of its Subsidiaries owns, or has ever owned, any real property. Section 4.9(a) of the Disclosure Schedule sets forth a complete and accurate list of: (i) all real property that is leased by the Company or any of its Subsidiaries (the “Leased Real Property”) and (ii) all leases and subleases to which the Company or any of its Subsidiaries is a party or is otherwise bound pursuant to which the Company or any of its Subsidiaries leases or subleases real property (the “Real Property Leases”). All Real Property Leases are in full force and effect and are the legal, valid and binding obligations of the Company and its Subsidiaries, as applicable, and, to the knowledge of the Company, of each other party thereto enforceable in accordance with their respective terms, and neither the Company nor any of its Subsidiaries, nor to the knowledge of the Company, the other party or parties thereto is or are in breach or default thereunder and there exists no event, condition or occurrence which (with or without due notice or lapse of time, or both) would constitute such a breach, default or alleged breach or default by the Company or any of its Subsidiaries or, to the knowledge of the Company, the other party or parties thereto of any of the foregoing. No consent of, or notice to, any third party is required under any Real Property Lease as a result of or in connection with, and the enforceability of any such Real Property Lease will not be affected in any manner by, the execution, delivery and performance of this Agreement or the transactions contemplated hereby. The Company has delivered to the Buyer true and complete copies of all Real Property Leases, including all amendments thereto.

                    (b) The Company and its Subsidiaries hold all Leased Real Property free and clear of all Liens, claims or rights of any third parties, and the possession of the Leased Real Property (collectively, the “Premises”) by the Company and its Subsidiaries has not been disturbed and no claim has been asserted against the Company or any of its Subsidiaries adverse to its rights in such Premises. All improvements, fixtures and structures on the Premises, and the current uses of the Premises, conform to all applicable Laws, including building, zoning, health, safety and other Laws, and applicable zoning Laws permit the presently existing improvements and the conduct and continuation of the Company’s and its Subsidiaries’ business as being conducted on the Premises. All improvements, mechanical equipment, fixtures and operating systems included in the Premises are in good operating condition and repair (ordinary wear and tear excepted) and there does not exist any condition which materially interferes with the economic value or use of such property and improvements.

                    (c) Neither the Company nor any of its Subsidiaries has granted any leases or licenses, nor created any tenancies, affecting the Premises. There are no other parties in possession of any portion of the Premises as trespassers or otherwise.

                    (d) Neither the Company nor any of its Subsidiaries is a party to or is otherwise bound by, nor is any of the Premises subject to, any Contract requiring it to pay any commissions or other compensation to any brokers or agents in connection with any of the Premises, and has had no dealings with any broker or agent with respect to the Premises upon which any such broker or agent would be entitled to a commission or other compensation.

                    (e) To the knowledge of the Company, (i) there are no Laws or Orders now in existence or under active consideration by any Governmental Authority which could require the tenant of any Leased Real Property to make any expenditure in excess of $10,000 to modify or improve such Leased Real Property to bring it into compliance therewith and (ii) neither the Company nor any of its Subsidiaries is required to expend more than $10,000 in the aggregate under all Real Property Leases to restore the Leased Real Property at the end of the term of the Real Property Leases to the condition required under the Real Property Leases (assuming the conditions existing in such Leased Real Property as of the date hereof).

          4.10 Personal Property Leases. Section 4.10 of the Disclosure Schedule sets forth a complete and accurate list of all personal property that is leased by the Company or any of its Subsidiaries (the “Leased Personal Property” and, the leases covering the Leased Personal Property, collectively, the “Personal Property Leases”). Each of the Company and its Subsidiaries, as applicable, is the owner and holder of the leasehold interests purported to be granted by each Personal Property Lease, and all Personal Property Leases are in full force and effect in accordance with the terms thereof and are the legal, valid and binding obligations of the Company and its Subsidiaries and, to the knowledge of the Company, of each other party thereto enforceable in accordance with their respective terms, and neither the Company nor any of its Subsidiaries, nor to the knowledge of the Company, the other party or parties thereto is or are in breach or default thereunder and there exists no event, condition or occurrence which (with or without due notice or lapse of time, or both) would constitute such a breach, default or alleged breach or default by the Company and its Subsidiaries or, to the knowledge of the Company, the other party or parties thereto of any of the foregoing. No consent of, or notice to, any third party is required under any Personal Property Lease as a result of or in connection with, and the enforceability of any such Personal Property Lease will not be affected by, the execution, delivery and performance of this Agreement, or the transactions contemplated hereby. The Company has delivered to the Buyer complete and accurate copies of all Personal Property Leases, including all amendments thereto.

          4.11 Environmental Matters.

                    (a) Each of the Company and its Subsidiaries has complied and is in compliance with all Environmental Laws, which compliance includes the possession by the Company and its Subsidiaries of all Approvals required under Environmental Laws and compliance with the terms and conditions thereof. Section 4.11(a) of the Disclosure Schedule includes a list of all of the Approvals required under Environmental Laws. There are no past or present facts, circumstances, conditions, activities or incidents which could give rise to any Liability or result in a claim against the Company or any of its Subsidiaries under any Environmental Law. There have been no releases by the Company, its Subsidiaries or any of its Affiliates of any Materials of Environmental Concern into the environment at any real property or facility formerly or currently owned or operated by the Company, its Subsidiaries or any of its Affiliates that is or was ever used by the Company, its Subsidiaries or any of its Affiliates. The Company does not have knowledge of any release by any other Person of any Materials of

Environmental Concern into the environment at any parcel of real property or any facility formerly or currently operated or occupied by the Company and its Subsidiaries that is or was ever used by the Company, its Subsidiaries or any of its Affiliates. There is no Action pending or, to the knowledge of the Company, threatened or other notice of violation, formal administrative proceeding or written information request by any Governmental Authority, nor has the Company or any of its Subsidiaries received notice of any investigation by any Governmental Authority relating to any Environmental Law nor any other notice from a Governmental Authority or any other Person alleging that the Company or any of its Subsidiaries is not in compliance with any Environmental Law or Approval required under any Environmental Law or has any Liability under any Environmental Law or for the remediation of any Materials of Environmental Concern at any property.

                    (b) Set forth in Section 4.11(b) of the Disclosure Schedule is a complete and accurate list of all environmental reports, investigations or audits (whether in hard copy or electronic form) relating to premises currently or previously owned, operated or occupied by the Company, its Subsidiaries or any of its Affiliates (whether conducted by or on behalf of the Company or any of its Affiliates or a third party, and whether done at the initiative of the Company or an Affiliate or directed by a Governmental Authority or other third party) of which the Company is aware. A complete and accurate copy of each such document has been provided to the Buyer.

          4.12 Financial Statements; No Undisclosed Liabilities; Books and Records.

                    (a) Section 4.12 of the Disclosure Schedule contains the following financial statements (collectively, the “Financial Statements”):

          (i) the unaudited consolidated balance sheet of the Company and its Subsidiaries as of September 30, 2009 (the “Interim Balance Sheet”) and the related statements of income, cash flow and stockholders’ equity for the nine-month period then ended (the “Interim Financial Statements”); and

          (ii) the audited consolidated balance sheets of the Company and its Subsidiaries as of December 31, 2008, December 31, 2007 and December 31, 2006, and the related consolidated statements of income, stockholders’ equity and cash flows for the respective twelve (12) month periods then ended.

                    (b) The Financial Statements were prepared in accordance with the books and records of the Company and its Subsidiaries, present fairly, in all material respects, the financial condition of the Company and its Subsidiaries as of the dates indicated and the results of operations of the Company and its Subsidiaries for the respective periods indicated, and have been prepared in accordance with GAAP, consistently applied, except, in the case of the Interim Financial Statements, for the absence of complete footnote disclosure as required by GAAP and subject to changes resulting from normal, recurring period-end audit adjustments, which adjustments shall not be material. The Financial Statements reflect the consistent application of GAAP throughout the periods involved.

                    (c) Except as and to the extent the amounts are specifically accrued or disclosed in the Interim Balance Sheet, neither the Company nor any of its Subsidiaries has any Liabilities, whether or not required by GAAP to be reflected in the Interim Balance Sheet, except for Liabilities that were incurred in the ordinary course of business consistent with past practice since the date of the Interim Balance Sheet.

          4.13 Absence of Certain Events. Except as set forth on Schedule 4.13 of the Disclosure Schedule, since December 31, 2008, the Company and each of its Subsidiaries has conducted its business only in the ordinary and usual course and in a manner consistent with past practice and there has not been any change, event, loss, development, damage or circumstance affecting the Company or any of its Subsidiaries which, individually or in the aggregate, has had or could reasonably be expected to have a Company Material Adverse Effect (a “Company Material Adverse Change”). As amplification and not in limitation of the foregoing, since December 31, 2008, neither the Company nor any of its Subsidiaries has:

                    (a) suffered any loss to its property or its business, or incurred any liability, damage, award or judgment for injury to the property or business of others or for injury to any person (in each case, whether or not covered by insurance) in excess of $25,000 in any one case or $50,000 in the aggregate;

                    (b) made any capital expenditure or commitment in excess of $25,000 or series of capital expenditures or commitments in excess of $50,000 in the aggregate;

                    (c) made any assignment, termination, modification or amendment of any Contract to which the Company or any of its Subsidiaries was or is a party other than in the ordinary course of business;

                    (d) other than those changes or payments made in the ordinary course of business, consistent with past practice, made any change in the rate of compensation, commission, bonus or other direct or indirect remuneration payable or to become payable to any Company Employee, or agreed to pay any bonus or extra compensation or other employee benefit to any Company Employee;

                    (e) paid, discharged or satisfied, in any amount in excess of $25,000 in any one case, or $50,000 in the aggregate, any Liability other than payments made in the ordinary course of business of Liabilities reflected or reserved against in the Interim Balance Sheet or Liabilities incurred since that date in the ordinary course of business consistent with past practice;

                    (f) issued, delivered, pledged or otherwise encumbered, sold or disposed of any shares of its capital stock or other securities or created, issued, delivered, pledged or otherwise encumbered, sold or disposed of any securities convertible into, or rights with respect to, or options or warrants to purchase or rights to subscribe to, any shares of its capital stock or other securities, whether as a result of any exercise thereof or otherwise;

                    (g) split, combined or reclassified any of its shares of capital stock or issued or authorized the issuance of any other securities in respect of, in lieu of or in substitution for any of its shares of capital stock;

                    (h) declared, set aside, paid or made any dividend or other distribution with respect to any of its shares of capital stock, or redeemed, repurchased or otherwise acquired any shares of its capital stock or other securities or any rights, options or warrants to acquire any such shares or other securities;

                    (i) made any change in the accounting principles adopted by the Company or its Subsidiaries, or any change in the Company’s or its Subsidiaries’ accounting policies, procedures, practices or methods with respect to applying such principles, other than as required by GAAP;

                    (j) sold, assigned, leased or transferred any assets (tangible or intangible) or properties, other than sales of inventory in the ordinary course of business; excluding sales of obsolete or redundant equipment that, in the aggregate, had a value of less than $100,000;

                    (k) amended its Organizational Documents;

                    (l) made any Tax election, changed any annual Tax accounting period, amended any Tax Return, settled any income Tax Liability, entered into any closing agreement, settled any Tax claim or assessment, surrendered any right to claim a Tax refund or consented to any extension or waiver of the limitations period applicable to any Tax claim or assessment;

                    (m) acquired or agreed to acquire by merging or consolidating with, or by purchasing a substantial portion of the capital stock or assets of, or by any other manner, any business or any corporation, partnership, limited liability entity, joint venture, association or other business organization;

                    (n) other than terminations occurring in the ordinary course of business and reflective of the current economic climate, terminated the employment (or other form of engagement) or expressed any intention to terminate the employment (or other engagement) of any employee of the Company or any of its Subsidiaries;

                    (o) incurred, assumed or created any Indebtedness or guaranteed any Indebtedness of any other Person, or made, incurred, assumed, created or guaranteed any loan or made any advance or capital contribution to or investment in any Person;

                    (p) cancelled or forfeited any debts or claims, waived or released any rights or claims of material value to the Company or any of its Subsidiaries or settled any Action;

                    (q) granted any license or sublicense of any rights under or with respect to, or sold, transferred or permitted to lapse, any Intellectual Property;

                    (r) taken any action that if taken after the date of this Agreement would constitute a breach of any of the covenants in Section 7.1 hereof; or

                    (s) entered into any agreement, understanding, authorization or proposal, whether in writing or otherwise, for the Company or any of its Subsidiaries to take any of the actions specified in this Section 4.13.

          4.14 Legal Proceedings.

                    (a) There is no Action pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries or any of its or their officers or directors (in their capacities as such), and neither the Company nor any of its Subsidiaries has received any claim, complaint, incident, report, threat or notice of any such Action and, to the knowledge of the Company, there is no basis therefor. There is no Action pending or threatened against any other Person by the Company or its Subsidiaries.

                    (b) Section 4.14(b) of the Disclosure Schedule sets forth all Actions that (i) involved the Company or any of its Subsidiaries at any time during the past five (5) years and (ii) are no longer pending (the “Prior Actions”). All of the Prior Actions have been concluded in their entirety and neither the Company nor any of its Subsidiaries has or will have any Liability with respect to the Prior Actions. The Company has provided to the Buyer all formal written communications relating to any Prior Actions between the Company and any of its Subsidiaries and a Governmental Authority and any Orders related thereto.

                    (c) There are no outstanding Orders against or involving or affecting the Company, any of its Subsidiaries or any of its assets or properties, and neither the Company nor any of its Subsidiaries is in default with respect to any such Order of which it has knowledge or served upon it.

                    (d) Neither the Company nor any of its Subsidiaries has received any communication or advice from legal counsel to the effect that it is exposed, from a legal standpoint, to any Liability relating to the operation of the Company’s or any of its Subsidiaries’ business.

          4.15 Compliance with Laws. Each of the Company and its Subsidiaries has complied and is in compliance with all Laws applicable to it and to its assets, properties, operations and business, except where the failure to comply would not have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received any notice to the effect, or otherwise been advised, that it is not in compliance with any such Laws, and neither the Company nor any of its Subsidiaries has reason to anticipate that any existing circumstances are likely to result in an Action for a violation of any such Law. No investigation or review by any Governmental Authority with respect to the Company or any of its Subsidiaries, the Company’s or its Subsidiaries’ dealers or other representatives is pending or, to the knowledge of the Company, threatened, nor has any Governmental Authority indicated an intention to conduct the same. None of the Company’s or any Subsidiary’s securities have been offered or sold in such a manner as to make the sale of such securities not exempt from the registration requirements of applicable Laws, and all such securities have been offered and are being sold in compliance with all applicable Laws.

          4.16 Employment Matters.

                    (a) Section 4.16(a) of the Disclosure Schedule sets forth a complete and accurate list of all current Company Employees as of the date hereof and each such Company Employee’s (i) rate of pay or annual compensation (including actual or potential bonus payments and the terms of any commission payments or programs), (ii) title(s), (iii) status of employment or engagement, (iv) date of hire or engagement, (v) annual vacation, sick and other paid time off allowance, (vi) amount of accrued vacation, sick and other paid time off and the economic value thereof, (vii) description of other fringe benefits and (viii) terms of severance benefits. Section 4.16(a) of the Disclosure Schedule also identifies each Company Employee who is not fully available to perform his or her duties as a result of disability or other leave and sets forth the basis of such leave and the anticipated date of return to full service. Section 4.16(a) of the Disclosure Schedule sets forth all employment, consulting, independent contractor, severance pay, continuation pay, termination or indemnification Contracts between the Company or any of its Subsidiaries and any current or former Company Employee or under which the Company or any of its Subsidiaries may have any Liability (each, an “Employee Agreement”).

                    (b) Neither the Company nor any of its Subsidiaries is and, as of the Closing Date, will be delinquent in payments to any Company Employee for any wages, salaries, commissions, bonuses, benefits or other compensation for any services performed by them to date or through the Closing Date or any amounts required to be reimbursed to any Company Employee for any post-employment or post-engagement obligations of any type. Upon termination of employment or engagement of any Company Employee, neither the Company nor any of its Subsidiaries, the Buyer nor any of their respective Affiliates will, by reason of anything done prior to the Closing, be liable to any Company Employee for so called “severance pay” or any other similar payments, and to the Company’s knowledge, there are no circumstances whereby any current or former Company Employee may demand payment or compensation in connection with the termination of his or her employment. No current Company Employee has informed the Company or any of its Subsidiaries that such individual intends to terminate his or her employment or engagement with the Company or any of its Subsidiaries.

                    (c) Neither the Company nor any of its Subsidiaries, nor to the knowledge of the Company, any Company Employee, is in violation of any term of any employment, consulting, independent contractor, non-disclosure, non-competition, inventions assignment or any other Contract (or any other legal obligation such as a trade secrets statute or common law duty of loyalty) relating to the relationship of such Company Employee with the Company, its Subsidiaries or any other Person or has been notified that such Company Employee may be in violation of any such Contract or other legal obligation. Each Company Employee who is required to be licensed by applicable Law is so licensed, and complete and accurate copies (if any) of such Licenses have been delivered to the Buyer.

                    (d) During the preceding twelve (12) months, the Company and each of its Subsidiaries have had adequate levels of staffing to conduct its business in a commercially reasonable manner. The current Company Employees constitute, to the knowledge of the Company, sufficient personnel to continue the operations of the Company’s and its Subsidiaries’ business uninterrupted following the Closing.

                    (e) Neither the Company nor any of its Subsidiaries is a party to any collective bargaining Contract or other Contract with any labor unions or other representatives of the Company Employees nor are they under any obligation to bargain with any bargaining agent on behalf of any Company Employees. To the knowledge of the Company, there have not been any organization campaigns, petitions or other unionization activities seeking recognition of a collective bargaining unit which could affect the Company and its Subsidiaries. There are no existing or threatened labor strikes, work stoppages or organized slowdowns with respect to the Company or its Subsidiaries. There are no unfair labor practice complaints or other Actions pending or, to the knowledge of the Company, threatened against the Company or its Subsidiaries before the National Labor Relations Board, any Court or any Governmental Authority concerning any Company Employee. There are no complaints or other Actions pending or, to the knowledge of the Company, threatened by or on behalf of any Company Employee alleging breach of any express or implied Contract.

                    (f) Section 4.16(f) of the Disclosure Schedule sets forth a complete and accurate list of each Employee Benefit Plan. Neither the Company, nor any of its Subsidiaries nor any ERISA Affiliate has any plan or commitment to establish any new Employee Benefit Plan, to modify any Employee Benefit Plan (except to the extent required by Law or to conform any such Employee Benefit Plan to the requirements of any applicable Law, in each case as previously disclosed to the Buyer in writing, or as required by this Agreement), or to adopt or enter into any Employee Benefit Plan. Neither the Company, nor any of its Subsidiaries nor any ERISA Affiliate has ever maintained, established, sponsored, participated in, contributed to, or otherwise incurred any obligation or liability (including contingent liability) under any “multiemployer plan” (as defined in Section 3(37) of ERISA) or to any “pension plan” (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA or Section 412 of the Code. Neither the Company nor any ERISA Affiliate has at any time ever maintained, established, sponsored, participated in or contributed to any multiple employer plan or to any plan described in Section 413 of the Code. Neither the Company nor any ERISA Affiliate has any actual or potential withdrawal liability (including any contingent liability) for any complete or partial withdrawal (as defined in Sections 4203 and 4205 of ERISA) from any multiemployer plan. No Employee Benefit Plan obligates the Company or any of its Subsidiaries to provide health care coverage, medical, surgical, hospitalization, death or other welfare benefits (whether or not insured) to any employee, former employee or director of the Company, any its Subsidiaries or any ERISA Affiliate following such employee’s, former employee’s or director’s termination of employment with the Company, any of its Subsidiaries or any ERISA Affiliate, other than as may be required by COBRA or other applicable Law and, neither the Company, nor any of its Subsidiaries nor any ERISA Affiliate has ever represented, promised or contracted (whether in oral or written form) to any employee (either individually or as a group) or any other person that such employee(s) or other person would be provided with post-termination or retiree welfare benefits, except to the extent required by applicable Law.

                    (g) There has been no non-exempt “prohibited transaction,” as such term is defined in Sections 406 or 407 of ERISA and Section 4975 of the Code, with respect to any Employee Benefit Plan; there are no Actions pending (other than routine claims for benefits) or, to the knowledge of the Company, threatened (other than routine claims for benefits) against any Employee Benefit Plan or against the assets of any Employee Benefit Plan; the Company, any of its Subsidiaries and its ERISA Affiliates have performed all obligations required to be performed by them under, are not in breach, default or violation of, and have no knowledge of any breach, default or violation by any other party to each Employee Benefit Plan, and all Employee Benefit Plans have been established and maintained in compliance with the terms thereof and requirements prescribed by any and all Laws (including ERISA and the Code) and Orders currently in effect with respect thereto; each Plan intended to be qualified under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code has either obtained from the IRS or is the subject of a favorable determination, opinion advisory or notification letter, as applicable, to its qualified status under the Code and nothing has occurred since the issuance of such letter which could reasonably be expected to cause any such Plan or trust to fail to qualify under Section 401(a) or 501(a) of the Code; except as required by Section 411(d)(3) of the Code, each Employee Benefit Plan can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms, without liability to the Buyer (other than under Section 411(d)(3) of the Code), the Company, any of its Subsidiaries or any of its ERISA Affiliates (other than ordinary administration expenses). Neither the Company nor any of its Subsidiaries nor any ERISA Affiliate is subject to any penalty or Tax with respect to any Employee Benefit Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code. The Company, its Subsidiaries and each ERISA Affiliate have timely made all contributions and other payments required by and due under the terms of each Employee Benefit Plan.

                    (h) To the knowledge of the Company, the Company and its Subsidiaries have complied with all of their obligations under Law with respect to any aspect of the employment or engagement of all Company Employees, including with respect to employment practices, terms and conditions of employment, wage and hours, and the health and safety at work of their employees, and there are no claims pending or, to the knowledge of the Company, threatened by any person in respect of employment or engagement or any accident or injury.

                    (i) Neither the Company nor any of its Subsidiaries nor any ERISA Affiliate has ever maintained, established, sponsored, participated in or contributed to any self-insured plan or a “funded welfare plan” within the meaning of Section 419 of the Code that provides benefits to employees (including any such plan pursuant to which a stop-loss policy or contract applies). No Employee Benefit Plan is funded by a trust subject to regulation under 501(c)(9) of the Code.

                    (j) With respect to each Employee Benefit Plan, the Company and its Subsidiaries have complied with the provisions of COBRA and the Regulations thereunder, the applicable requirements of the Family and Medical Leave Act of 1993 and the Regulations thereunder, the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”), the Cancer Rights Act of 1998, the Newborns’ and Mothers’ Health Protection Act of 1996, and any similar provisions of state law applicable to employees. To the extent required under HIPAA and the Regulations issued thereunder, the Company and its Subsidiaries and each ERISA Affiliate has performed all obligations under the medical privacy rules of HIPAA, the electronic data interchange requirements of HIPAA, and the security requirements of HIPAA. Except as set forth in Section 4.16(j) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries nor any ERISA Affiliate has any unsatisfied obligations to any employees, former employees or qualified beneficiaries pursuant to COBRA, HIPAA or any state Law governing health care coverage extension or continuation.

                    (k) Except as set forth in Section 4.16(k) of the Disclosure Schedule, the execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Employee Benefit Plan or Employee Agreement that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Company Employee. No payment or benefit which will or may be made by the Company, any of its Subsidiaries or its ERISA Affiliates with respect to any Company Employee or any other “disqualified individual” (as defined in Code Section 280G) will be characterized as a “parachute payment,” within the meaning of Section 280G(b)(2) of the Code.

                    (l) Neither the Company nor any of its Subsidiaries nor any ERISA Affiliate is currently obligated to provide a Company Employee with any compensation or benefits pursuant to an agreement (e.g., an acquisition agreement) with a former employer of such Company Employee.

                    (m) Section 4.16(m) of the Disclosure Schedule lists each Employee Benefit Plan which is a “nonqualified deferred compensation plan” as defined in Section 409A(d)(1) of the Code. Each “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) sponsored or maintained by the Company and any of its Subsidiaries is now and has been maintained, with respect to both form and operation, in compliance with Section 409A of the Code, the Treasury Regulations issued pursuant to Section 409A of the Code and related guidance. No Employee Benefit Plan providing for stock option, stock bonus, stock appreciation, phantom stock, restricted stock and stock purchase rights or benefits is a “nonqualified deferred compensation plan” as defined in Section 409A(d)(1) of the Code.

                    (n) Neither the Company nor any of its Subsidiaries is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Authority relating to employees or employment practices. Neither the Company nor any of its Subsidiaries has received written notice of the intent of any Governmental Authority responsible for the enforcement of labor or employment laws to conduct an investigation with respect to or relating to the Company and no such investigation is in progress or has been conducted in the past.

                    (o) Each current Company Employee who is located in the United States and is not a United States citizen has all Approvals necessary to work in the United States in accordance with applicable Law.

                    (p) There is no charge or proceeding with respect to a violation of any occupational safety or health standards that has been asserted or is now pending or, to the knowledge of the Company, threatened with respect to the Company and any of its Subsidiaries.

                    (q) There is no charge of discrimination in employment or employment practices, for any reason, including age, gender, race, religion or other legally protected category, or any alleged violation of any privacy Laws, which has been asserted or, to the knowledge of the Company, is now pending or threatened before the United States Equal Employment Opportunity Commission, or any other Governmental Authority in any jurisdiction in which the Company or any of its Subsidiaries has employed or currently employs any person.

          4.17 No Brokers. Neither the Company nor any of its Subsidiaries, nor any of its employees, officers, directors or agents, nor any of the Stockholders, has employed or engaged,

either directly or indirectly, or incurred or will incur any Liability to, any broker, finder, investment banker or other agent in connection with the transactions contemplated by this Agreement.

          4.18 Taxes.

                    (a) All Taxes payable by the Company and any of its Subsidiaries have been timely paid, or, to the extent not required to have been paid, have been accrued in the Interim Balance Sheet; all federal, state, local and foreign Tax Returns required to be filed by or on behalf of the Company and its Subsidiaries with respect to any such Taxes have been timely filed, and all such Tax Returns are complete and correct and have been filed in accordance with all applicable Law; all Taxes that the Company and any of its Subsidiaries are or was required by Law to have withheld or collected, have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Authority, or, to the extent not required to have been paid, have been accrued in the Working Capital Statement; no unpaid Tax deficiency has been asserted against or with respect to the Company and any of its Subsidiaries and the Company and any of its Subsidiaries have not received notice of any such assertion; there are no Actions pending with respect to any Taxes for which the Company or any of its Subsidiaries is liable; neither the Company nor any of its Subsidiaries has been informed by any jurisdiction that such jurisdiction believes that the Company or any of its Subsidiaries is or was required to file any Tax Return that was not filed. Neither the Company nor any of its Subsidiaries has executed or entered into any ruling or agreement with any Governmental Authority regarding Taxes or has agreed to make any adjustment to its income or deductions pursuant to a change in its method of accounting and the amount of any Tax of the Company or any Subsidiary has not depended to any extent on any arrangement or concession with any Governmental Authority. The charges, accruals and reserves with respect to Taxes provided in the Financial Statements are adequate (determined on a basis consistent with the Interim Balance Sheet) and are at least equal to the liability for Taxes of the Company and its Subsidiaries.

                    (b) Neither the Company nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, and no withholding pursuant to Section 1445 of the Code will be required in connection with this Agreement or the transactions contemplated hereby.

                    (c) There are no Liens upon any of the assets, properties or shares of the Company or any of its Subsidiaries with respect to Taxes. There is no basis for the assertion of any claims for Taxes which, if adversely determined, would result in the imposition of any Lien on the assets, properties or shares of the Company or any of its Subsidiaries or otherwise affect the Company or any of its Subsidiaries or any of its Affiliates.

                    (d) The Tax Returns of the Company and its Subsidiaries have been audited by the IRS or applicable tax authorities or are closed by the applicable statute of limitations for all taxable years through December 31, 2005 or a notice of assessment has been issued by a Governmental Authority in respect of such Tax Returns. Neither the Company nor any of its Subsidiaries has requested or been granted any waiver of any federal, state, local or foreign statute of limitations with respect to, or any extension of a period for the assessment of, any Tax and no extension or waiver of time within which to file any Tax Return of, or applicable to, the Company or any of its Subsidiaries has been granted or requested which has not since expired. All deficiencies proposed as a result of such audits have been paid, reserved against, settled or are being contested in good faith by appropriate proceedings. No Tax Return of the Company or any of its Subsidiaries is currently being audited by any Governmental Authority and no examination or audit of any such Tax Return is currently threatened in writing by any Governmental Authority.

                    (e) Neither the Company nor any of its Subsidiaries is (nor does the Company or any of its Subsidiaries have any current Liability for unpaid Taxes because it once was) a member of an affiliated, consolidated, combined or unitary group, and neither the Company nor any of its Subsidiaries is a party to any Tax allocation, indemnification or sharing Contract or liable for the Taxes of any other party, as transferee or successor, by Contract or otherwise, or ever been a party to a joint venture, partnership or other agreement that could be treated as a partnership for Tax purposes.

                    (f) No consent to the application of former Section 341(f)(2) of the Code has been filed with respect to any property or assets held, acquired or to be acquired by the Company or any of its Subsidiaries.

                    (g) Neither the Company nor any of its Subsidiaries has made any payments, is obligated to make any payments, or is a party to any Contract that under any circumstances would reasonably be expected to obligate it to make any payments that will not be deductible under Section 280G of the Code or would constitute compensation in excess of the limitation set forth in Section 162(m) of the Code or which would otherwise not be deductible for tax purposes.

                    (h) Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) closing agreement as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date; (iii) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law); (iv) installment sale or open transaction disposition; or (v) prepaid amount.

                    (i) Neither the Company nor any of its Subsidiaries has engaged in a “reportable transaction,” as set forth in Treas. Reg. § 1.6011-4(b), or any transaction that is the same as or substantially similar to one of the types of transactions that the Internal Revenue Service has determined to be a tax avoidance transaction and identified by notice, regulation, or other form of published guidance as a “listed transaction,” as set forth in Treas. Reg. § 1.6011-4(b)(2).

                    (j) Neither the Company nor any of its Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or 361 of the Code.

                    (k) The Company and the Irish Subsidiary have always been resident in Ireland for tax purposes and have never been resident in any jurisdiction other than Ireland for Tax purposes nor have they been managed and controlled in or from any jurisdiction other than Ireland.

                    (l) The Company and its Subsidiaries have never entered into, been a party to or otherwise been involved in any scheme or arrangement designed partly or wholly for the purpose of avoiding Tax and none of the provisions of Part 33, Chapter 2 Taxes Consolidation Act 1997 (“TCA”) have applied to the Company.

                    (m) The Company and the Subsidiaries have kept sufficient and proper records and supporting documentation relating to past events, including any claims or elections made to calculate the Tax liability or relief which would arise on any disposal or on the realisation of any asset owned by the Company or any of the Subsidiaries at the Closing Date.

                    (n) No transaction has been effected by the Company or any Subsidiary in respect of which any consent, clearance or approval from any Governmental Authority was required or is customarily obtained and which consent, clearance or approval (as the case may be) was not obtained.

                    (o) Except as set forth on Section 4.18(o) of the Disclosure Schedule, the Company and the Irish Subsidiary are each registered for corporation tax, PAYE and VAT in Ireland. Details of any other taxes for which the Company or any Subsidiary are registered for in Ireland are set out in the Disclosure Letter.

                    (p) Except as set forth on Section 4.18(p) of the Disclosure Schedule, each of the Company and the Irish Subsidiary are separately registered and taxable person for the purposes of applicable VAT and neither the Company nor any of its Subsidiaries have never been treated as a member of a group for VAT purposes.

                    (q) Every document in the possession of or under the control of the Company and each Subsidiary and which affords any right or rights to the Company or any Subsidiary has been duly and properly stamped and neither the Company nor any Subsidiary has any outstanding or contingent liability for stamp duty or interest or penalties relating to stamp duty or capital duty.

                    (r) Neither the Company or any Subsidiary has been involved in any transaction involving any instrument in relation to which a claim for exemption from stamp duty, or capital duty was made.

                    (s) The entering into and implementing this Agreement will not give rise to a charge to Tax for the Company or any Subsidiary or a clawback of any relief or exemption from Tax previously obtained by the Company or any Subsidiary.

                    (t) No notice of attachment has been served on the Company or any Subsidiary in relation to any funds or assets of the Company or any Subsidiary under Section 1002 TCA.

                    (u) Neither the Company nor any Subsidiary have acquired from any other company any asset in circumstances where the companies were, at the time of the acquisition, members of the same group of companies for the purposes of Section 617 of the Taxes Consolidation Act, 1997.

          4.19 Contracts.

                    (a) Section 4.19 of the Disclosure Schedule sets forth a complete and accurate list of all of the following Contracts to which the Company and any of its Subsidiaries is a party or is otherwise bound or by which any assets or properties of the Company and any of its Subsidiaries is subject (and with respect to any oral Contract provides a complete description of the terms of such Contract) (the “Material Contracts”):

          (i) all notes, loans, credit agreements, mortgages, indentures, security agreements, operating leases, capital leases and other Contracts relating to Indebtedness and any Contract of suretyship or guaranty;

          (ii) all employee agreements, Contracts with consultants and independent contractors, and all bonus, commission, compensation, pension, insurance, retirement, deferred compensation and other plans, Contracts and other arrangements for the benefit of any Company Employee;

          (iii) all Contracts involving an annual payment to or by the Company or any of its Subsidiaries from or to any Person in excess of $50,000 individually or $100,000 in the aggregate with respect to all Contracts with such Person;

(iv) all Contracts for capital expenditures in excess of $25,00 individually for any Person or $50,000 in the aggregate for all Contracts with such Person;

(v) all open customer Contracts for the purchase of products or services from the Company or any of its Subsidiaries in excess of $100,000;

          (vi) all Contracts for the purchase or sale of any asset or property of the Company or any of its Subsidiaries (x) in excess of $100,000 in the case of assets for inventory or resale or (y) in excess of $25,000 in all other cases;

(vii) all Contracts containing any restrictions with respect to payment of dividends or any other distributions in respect of the capital stock of the Company or any of its Subsidiaries;

          (viii) all Contracts, including any stock option plan, stock appreciation rights plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

          (ix) all Contracts concerning the issuance, delivery, pledge or other encumbrance, proxy, redemption, sale or disposal of any shares of capital stock or other securities of the Company or any of its Subsidiaries or the creation, issuance, delivery, pledge or other encumbrance, proxy, redemption, sale or disposal of any securities convertible into, or rights with respect to, or options or warrants to purchase or rights to subscribe to, any shares of capital stock or other securities of the Company or any of its Subsidiaries;

(x) all joint venture, partnership or other Contracts involving a share of profits or losses with another Person;

(xi) all Contracts with any Affiliate, officer, director or Stockholder of the Company or any of its Subsidiaries or any family member or Affiliate of any officer, director or Stockholder;

          (xii) all Contracts pursuant to which the Company or any of its Subsidiaries has granted or received manufacturing rights, most favored nation pricing provisions or exclusive marketing, sales or other rights relating to any product, service, technology, asset or territory;

(xiii) all Government Contracts and Government Bids;

(xiv) all sales, agency, representative, distributor, dealers, franchise or similar Contracts;

          (xv) all Contracts that limit or purport to limit the ability of the Company or any of its Subsidiaries to compete in any line of business or with any Person or in any geographic area or during any period of time;

(xvi) any material Contract which is terminable upon or prohibits a change of ownership or control of the Company or any of its Subsidiaries;

(xvii) all Contracts granting or permitting any Lien upon the assets or the properties of the Company or any of its Subsidiaries;

(xviii) all Contracts with any vendors, suppliers or contractors not cancelable or terminable on ninety (90) days or less notice or which would involve payment of an amount in excess of $25,000; and

(xix) any other Contracts that are material to the Company or any of its Subsidiaries and have not been previously disclosed pursuant to this Section 4.19.

                    (b) The Company has delivered to the Buyer true and complete copies of all Material Contracts, including all amendments thereto. Neither the Company nor any of its Subsidiaries is in breach or default under the terms of any Material Contract and there exists no event, condition or occurrence which (with or without due notice or lapse of time, or both) would constitute such a breach or default by the Company or any of its Subsidiaries, nor has the Company or any of its Subsidiaries received any notice of any breach or default or alleged breach of default under any Material Contract. To the knowledge of the Company, no other party to any Material Contract is in breach or default under the terms thereof, and, to the knowledge of the Company, there exists no event, condition or occurrence which (with or without due notice or lapse of time, or both) would constitute such a breach or default by any such party, nor has the Company or any of its Subsidiaries received any notice of any breach or default by any such party.

                    (c) The Material Contracts are in full force and effect and are valid and binding obligations of the Company and its Subsidiaries, as applicable, and, to the knowledge of the Company, the other parties thereto. Neither the Company nor any of its Subsidiaries has received any notice from any other party to a Material Contract of the termination or threatened termination thereof, or of any claim, dispute or controversy with respect thereto, nor, to the knowledge of the Company, is there any basis therefor.

                    (d) No consent of, or notice to, any third party is required under any Material Contract as a result of or in connection with, and neither the enforceability nor any of the terms or provisions of any Material Contract will be affected in any manner by, the execution, delivery and performance of this Agreement, or the transactions contemplated hereby.

                    (e) Except as set forth in Section 4.19(e) of the Disclosure Schedule, (i) there are no non-United States citizens employed by the Company or any of its Subsidiaries actively working on any Government Contract nor are there any employees or contractors working on Government Contracts outside of the United States, (ii) the final indirect rate submissions, including all support schedules, submitted to any Governmental Authority with respect to Government Contracts have been approved, and (iii) to the extent required by Law, all Government Contracts have been awarded, and all Government Bids have been submitted, under a full and open procurement process without preferential treatment of any kind. To the knowledge of the Company, there exists no basis for a claim of any liability by any Governmental Authority as a result of defective cost and pricing data submitted to such Governmental Authority, including any such data relating to liabilities accrued on the Company’s books or in its financial accounts for deferred compensation to any Company Employee. To the knowledge of the Company, no audit or review of any Governmental Contract will likely result in the disallowance of, or claim for, any amount paid or payable to the Company or any of its Subsidiaries under such Governmental Contract or agreement, whether as a result of excess payments, excess profit recapture or otherwise.

          4.20 Transactions With Affiliates. Section 4.20 of the Disclosure Schedule lists all Contracts or transactions to or by which the Company or any of its Subsidiaries, on the one hand, and any of its Affiliates, officers, directors, employees, stockholders or, to the knowledge of the Company, any family member, relative or Affiliate of any such officer, director, employee or stockholder, on the other hand, are or have been a party or otherwise bound or affected by that (a) were entered into since January 1, 2006, (b) are currently pending or in effect, or (c) involve continuing Liabilities that, individually or in the aggregate, have been or will be material to the Company or any of its Subsidiaries (each an “Affiliate Transaction”). Each Affiliate Transaction was on terms and conditions as favorable to the Company as would have been obtainable by it at the time in a comparable arm’s-length transaction with a Person other than such Person. No Stockholder (other than indirectly through ownership of the Company), officer, director or employee of the Company, or, to the knowledge of the Company, any family member or Affiliate of any such Stockholder, officer, director or employee, (i) owns, directly or indirectly, any interest in (A) any asset or other property used in or held for use by the Company and its Subsidiaries or (B) any Person that is a supplier, customer, vendor or competitor of the Company and its Subsidiaries, (ii) serves as an officer, director or employee of any Person that is a dealer, supplier, customer, vendor or competitor of the Company and its Subsidiaries or (iii) is a debtor or creditor of the Company and its Subsidiaries.

          4.21 Insurance. Each of the Company and each of its Subsidiaries is, and will through the Closing Date be, insured with reputable insurers against risks normally insured against by similar businesses under similar circumstances. Section 4.21 of the Disclosure Schedule lists, by type, carrier, policy number, limits, premium and expiration date, all insurance coverage carried by the Company and its Subsidiaries, together with a history of all claims made by the Company and its Subsidiaries thereunder since January 1, 2006, which insurance will remain in full force and effect in accordance with policy terms, with respect to all events occurring prior to the Closing Date. Section 4.21 of the Disclosure Schedule also states whether each such policy is carried on a “claims made” or “occurrence” basis. All such insurance policies are owned by and payable solely to the Company and its Subsidiaries, as applicable, and all premiums with respect thereto are currently paid and will be paid through the Closing Date. Neither the Company nor any of its Subsidiaries has failed to give any notice of any claim under any such policy in due and timely fashion, has received notice of cancellation or non-renewal of any such policy and has knowledge of any threatened or proposed cancellation or non-renewal of any such policy, and the Company and each of its Subsidiaries are otherwise in compliance with the terms of such policies. Neither the Company nor any of its Subsidiaries has maintained, established, sponsored, participated in or contributed to any self-insurance plan. There are no outstanding claims under any such policy which have gone unpaid for more than thirty (30) days, or as to which the insurer has disclaimed liability. Neither the Company nor any of its Subsidiaries has been denied or had revoked, cancelled, non-renewed or rescinded any policy of insurance.

          4.22 Intellectual Property.

                    (a) Section 4.22(a) of the Disclosure Schedule sets forth a complete and accurate list of all United States and foreign Patents, Trademarks (including unregistered Trademarks), Internet domain names and registered Copyrights comprising Company Intellectual Property, indicating for each, the applicable jurisdiction, registration number (or application number) and date issued (or date filed). All registered and applied for Trademarks, Patents and Copyrights included in the Company Intellectual Property are currently pending, in compliance with all legal requirements (including the timely filing of responses, statements or affidavits of use and incontestability and renewal applications and required fees with respect to Trademarks, and the payment of filing, examination, maintenance and other fees and the filing of responses, declarations and affidavits with respect to Patents), are valid and enforceable, and are not subject to any fees, responses or actions falling due within one hundred eighty (180) days after the Closing Date. No such Trademark has been or is now involved in any cancellation proceeding before the United States Patent and Trademark Office (the “USPTO”) and, to the knowledge of the Company, no such Action is threatened with respect to any of such Trademarks. All Trademarks included in the Company Intellectual Property have been in continuous use by the Company and its Subsidiaries since they were first used by the Company or any of its

Subsidiaries. To the knowledge of the Company, there has been no prior use of such Trademarks by any Person which would confer upon such Person superior rights in such Trademarks; and the registered Trademarks have been continuously used in the form appearing in, and in connection with the goods and services listed in, their respective registration certificates or identified in their respective pending applications. No Patent included in the Company Intellectual Property has been or is now involved in any litigation, infringement, interference, reissue, re-examination, opposition, invalidity or nullity proceeding before the USPTO. No Copyright registration or copyrightable work included in the Company Intellectual Property has been or is now involved in any litigation. To the knowledge of the Company, there are no (i) Trademarks of any third party potentially conflicting with the Trademarks included in the Company Intellectual Property, or (ii) Patents of any third parties potentially interfering with the Patents included in the Company Intellectual Property.

                    (b) Section 4.22(b) of the Disclosure Schedule sets forth a complete and accurate list of all license agreements granting any right to use or practice any rights under any Company Intellectual Property (“Licensed Intellectual Property”), whether the Company or any of its Subsidiaries is the licensee or licensor thereunder, and any assignments, consents, forbearances to sue, judgments, orders, settlements, indemnification or similar obligations relating to any Licensed Intellectual Property to which the Company or any of its Subsidiaries is a party or otherwise bound (collectively, the “License Agreements”), indicating for each the title, the parties, the date executed, whether or not it is exclusive and the Licensed Intellectual Property covered thereby. The License Agreements are valid and binding obligations of the Company and its Subsidiaries, as applicable, and of each other party thereto enforceable in accordance with their respective terms, and neither the Company nor any of its Subsidiaries, nor to the knowledge of the Company, the other party or parties thereto is or are in breach or default thereunder, and there exists no event, condition or occurrence which (with or without due notice or lapse of time, or both) would constitute such a breach or default or alleged breach or default by the Company or any of its Subsidiaries or, to the knowledge of the Company, the other party or parties thereto of any of the foregoing. No consent of, or notice to, any Person is required under any License Agreement as a result of or in connection with, and the terms or enforceability of any License Agreement will not be affected in any manner by, the execution, delivery and performance of this Agreement or the transactions contemplated hereby. Neither the Company nor any of its Subsidiaries has received any notice of termination or cancellation under any License Agreements.

                    (c) The Company Intellectual Property constitutes all of the Intellectual Property used in or necessary for the conduct of the Company’s or any of its Subsidiaries’ business as currently conducted and proposed to be conducted, including all Intellectual Property necessary to use, manufacture, market and distribute the Company Products.

                    (d) No royalties, honoraria or other fees are payable to any third parties for the use of or right to use any Company Intellectual Property except pursuant to the License Agreements set forth in Section 4.22(d) of the Disclosure Schedule. All inventions, discoveries, trade secrets, ideas and works, whether or not patented or patentable or otherwise protectable under Law, created, prepared, developed or conceived by employees or independent contractors of the Company and its Subsidiaries are the exclusive property of the Company and its Subsidiaries and were either created, prepared, developed or conceived by (i) employees of the

Company or its Subsidiaries within the scope of their employment or (ii) by independent contractors who have duly assigned their rights to the Company or its Subsidiaries pursuant to enforceable written agreements.

                    (e) Each of the Company and its Subsidiaries (i) owns exclusively all Company Intellectual Property purported to be owned by the Company and any of its Subsidiaries, and (ii) has a valid, enforceable, freely transferable and sufficient right to use for the purposes as each of the Company and its Subsidiaries has previously used, all Licensed Intellectual Property, free and clear of all Liens.

                    (f) The operation of the Company’s and any of its Subsidiaries’ business as currently conducted or as contemplated to be conducted, the sale or use of the Company Products and/or services of the Company or any of its Subsidiaries, and the use of the Company Intellectual Property in connection therewith has not, does not or will not, when conducted in substantially the same manner following the Closing, infringe upon, violate, misappropriate or make unlawful use of any Intellectual Property or other rights of any other Person or constitute unfair trade practices. Neither the Company nor any of its Subsidiaries has received notice of any allegation that the use of any Company Intellectual Property or the conduct of the Company’s or any of its Subsidiaries’ business as currently conducted or proposed to be conducted would infringe upon, violate, misappropriate or make unlawful use of any Intellectual Property or other rights of any other Person, nor is the Company aware of any basis for such a claim. To the knowledge of the Company, no Person is misappropriating, infringing, violating or making unlawful use of any Company Intellectual Property, nor is the Company aware of any basis for such a claim. There is no Action pending or, to the knowledge of the Company, threatened alleging that the conduct of the Company’s or any of its Subsidiaries’ business infringes upon, violates or constitutes the unauthorized use of the Intellectual Property or other rights of any other Person, nor is the Company aware of any basis for such a claim. Neither the Company nor any of its Subsidiaries has threatened to bring, and neither the Company nor any of its Subsidiaries has brought, any Action regarding the ownership, use, validity or enforceability of any Company Intellectual Property.

                    (g) The consummation of the transactions contemplated hereby will not result in the loss or impairment of any of the Company’s or any of its Subsidiaries’ ownership or other rights in and to any of the Company Intellectual Property or under any of the License Agreements, require the Company or its Subsidiaries to grant to any third party any right to any Company Intellectual Property or obligate the Company or its Subsidiaries to pay any royalties or other amounts to any third party in excess of any amounts payable to such third parties prior to the Closing, nor will the consummation of the transactions contemplated hereby require the approval or consent of any Governmental Authority or other Person in respect of any Company Intellectual Property.

                    (h) Section 4.22(h) of the Disclosure Schedule lists all Software which is owned, licensed or otherwise used by the Company and any of its Subsidiaries and indicates whether such Software is subject to an escrow agreement and/or license agreement and, if so, indicates where such Software is held in escrow and identifies such license agreement. All Software owned by the Company and any of its Subsidiaries, and, to the knowledge of the Company, all Software licensed from third parties by the Company and any of its Subsidiaries, is free from any significant software defect or programming or documentation error, operates and runs in a reasonable and efficient business manner, conforms to the specifications thereof, if applicable, and, with respect to the Software owned by the Company and any of its Subsidiaries, the applications can be compiled from their associated source code without undue burden. The Company has delivered to the Buyer all required documentation relating to use, maintenance and operation of the Software described herein. The Company and its Subsidiaries, as applicable, have obtained all Approvals necessary for exporting the Software outside the United States to any country in which the Software is currently sold or licensed for use and importing the Software into any country in which the Software is now sold or licensed for use, and all such export and import approvals in the United States and throughout the world are valid, current, outstanding and in full force and effect. No rights in the Software have been transferred to any third party except to the customers or dealers of the Company and any of its Subsidiaries to whom the Company and any of its Subsidiaries have licensed such Software in the ordinary course of business.

                    (i) Section 4.22(i) of the Disclosure Schedule lists all Software or other material that is distributed as Open Source Software or “free software” in connection with the operation of the Company’s business (the “Open Source Materials”). Section 4.22(i) of the Disclosure Schedule identifies for each Open Source Material the license pursuant to which it is used by the Company and its Subsidiaries and describes the manner in which the Open Source Materials were used, including, without limitation (i) whether and how the Open Source Materials were modified or distributed by the Company and its Subsidiaries, (ii) if the Open Source Materials were modified, the nature of the modification, and (iii) the relationship of the Open Source Materials to the Company Assets or the Licensed Software. All of the Open Source Materials used by the Company and its Subsidiaries in connection with the Company Assets or the Licensed Software have been used in compliance with the terms of each respective license. Neither the Company nor any of its Subsidiaries has used Open Source Materials that create, or purport to create, obligations for the Company and any of its Subsidiaries with respect to the Company Assets or the Company’s business or grant, or purport to grant, to any third party, any rights or immunities under any Company Intellectual Property (including, but not limited to, using any Open Source Materials that require, as a condition of use, modification or distribution of the Open Source Materials that other Software incorporated into, derived from or distributed with the Open Source Materials be (x) disclosed or distributed in source code form, (y) be licensed for the purpose of making derivative works or (z) be redistributable at no charge).

                    (j) All of the copyrightable materials incorporated in, underlying or used with the Company Products have been created by employees of the Company and its Subsidiaries within the scope of their employment by the Company and its Subsidiaries or by independent contractors of the Company and its Subsidiaries who have executed agreements expressly assigning all right, title and interest in such copyrightable materials to the Company and its Subsidiaries. No portion of such copyrightable material was jointly developed with any third party.

                    (k) The Company and each of its Subsidiaries have taken all reasonable steps in accordance with normal industry practice to protect the Company Intellectual Property, including all rights in confidential information and Trade Secrets included in the Company Intellectual Property. Except pursuant to enforceable confidentiality obligations in favor of the

Company or any of its Subsidiaries, there has been no disclosure to any third party of any confidential information or Trade Secrets included in the Company Intellectual Property. No current or former employee, consultant, contractor or potential partner or investor of the Company is in unauthorized possession of any of the Trade Secrets or Software included in the Company Intellectual Property.

                    (l) Section 4.22(l) of the Disclosure Schedule describes all databases used by the Company and its Subsidiaries (the “Databases”). Following the Closing, the Databases will have at least the same information and functionality as exists prior to the Closing. No Person (other than the Company) has any right, title or interest in or to any of the information contained in any of the Databases and neither the Company nor any of its Subsidiaries has sold, assigned, leased, transferred, permitted the use of or otherwise disclosed to any Person any information contained in any of the Databases, including any Personally Identifiable Information. The Company and its Subsidiaries have complied and is in compliance with all applicable privacy Laws, and all information contained in the Databases has been collected, used and maintained in accordance with all applicable privacy Laws. Each of the Company and its Subsidiaries has the right to sell and assign all of its rights in and to the Databases and all information contained therein, and any such sale and assignment will not violate any privacy policy applicable to any Personally Identifiable Information contained therein at the time it was collected.

          4.23 Accounts Receivable and Accounts Payable.

                    (a) All accounts receivable of the Company and its Subsidiaries (i) have arisen from bona fide transactions in the ordinary course of business consistent with past practice, (ii) represent valid and enforceable obligations, (iii) are subject only to a reserve for bad debts computed substantially in accordance with GAAP consistently applied and reasonably estimated to reflect the probable results of collections, and (iv) are owned by the Company and its Subsidiaries free and clear of all Liens. No discount or allowance from any such receivable has been made or agreed to and none represents billings prior to actual sale of goods or provision of services, other than an occasional early pay discount consistent with past practices. There is no obligor of any such account receivable has refused or threatened to refuse to pay its obligations for any reason and no such obligor has been declared bankrupt by a Court of competent jurisdiction or that is subject to any bankruptcy proceeding. Section 4.23(a) of the Disclosure Schedule is a complete and accurate accounts receivable aging report as of the date hereof.

                    (b) All accounts payable and accrued expenses of the Company and its Subsidiaries have arisen only from bona fide transaction in the ordinary course of business consistent with past practice, and no such account payable or accrued expense is, or as of the Closing Date will be, delinquent in its payment. Section 4.23(b) of the Disclosure Schedule is a complete and accurate accounts payable aging report as of the date hereof.

          4.24 Absence of Restrictions on Business Activities. There is no Contract or Order binding upon the Company or any of its Subsidiaries which has had or could reasonably be expected to have the effect of prohibiting or impairing any business practice of the Company or any of its Subsidiaries, any acquisition of property (tangible or intangible) by the Company or any of its Subsidiaries, the conduct of business by the Company or any of its Subsidiaries, or otherwise limiting the freedom of the Company or any of its Subsidiaries to engage in any line of business or to compete with any Person. Without limiting the generality of the foregoing, neither the Company nor any of its Subsidiaries has entered into any Contract under which it is restricted from selling, licensing, manufacturing or otherwise distributing any Company Products or from providing services to customers or potential customers or any class of customers, in any geographic area, during any period of time, or in any segment of the market.

          4.25 Payments; Foreign Corrupt Practices Act; U.S. Export and Sanctions Laws. Without limiting any provision of this Agreement:

                    (a) Neither the Company nor any of its Subsidiaries nor any director, officer, agent, employee or other Person associated with or acting on behalf of the Company and its Subsidiaries has, directly or indirectly (i) paid or delivered or agreed to pay or deliver any fee, commission or other sum of money or item of property, however characterized, to any Person, government official or other party that is illegal or improper under any applicable Law, (ii) used any funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity, (iii) made any unlawful payment or offered anything of value to any foreign or domestic government official or employee or to any foreign or domestic political parties or campaigns, (iv) violated or is in violation of any provision of the United States Foreign Corrupt Practices Act of 1977 (15 United States Code Section 78dd-1, et seq.), as amended, or any applicable Law of similar effect, (v) made any unlawful bribe, rebate, payoff, influence payment, kickback or transfer of value to any other Person or (vi) established or maintained any fund that has not been recorded in the books and records of the Company.

                    (b) The Company and its Subsidiaries have complied and are in compliance with applicable provisions of the United States export and sanctions laws, and regulations implemented thereunder, including the Arms Export Control Act (22 United States Code Section 2751 et seq.), as amended, the Export Administration Act (50 United States Code Section 2401 et seq.), as amended, the International Emergency Economic Powers Act (50 United States Code Section 17091 et seq.), as amended, and the various sanctions regulations administered by the Office of Foreign Assets Control of the Department of the Treasury of the United States, as amended. Without limiting the foregoing:

(i) neither the Company nor any of its Subsidiaries has made any investments or performed any Contracts in, or involving a Person from, Cuba, Iran, Sudan, Syria or Burma (Myanmar); and

          (ii) with regard to any business conducted in or involving Cuba, Iran, Sudan or Syria (all of which business is set forth in Section 4.25(b) of the Disclosure Schedule), neither the Company nor any of its Subsidiaries has exported any equipment to any of those countries or used any equipment in any of those countries (A) that was bought from the United States, (B) that was manufactured in the United States or (C) that contains greater than ten percent (10%) United States origin parts or components. To the extent any equipment exported to or used in Iran or Sudan contains more than ten percent (10%) United States origin parts or components, the equipment and the United States origin parts or components are identified in Section 4.25(b) of the Disclosure Schedule.

          4.26 Anti-Terrorism Laws; Trading with the Enemy.

                    (a) Neither the Company nor any of its Subsidiaries is in violation of any Anti-Terrorism Law and has not engaged in or conspired to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

                    (b) Neither the Company nor any of its Subsidiaries nor any agents acting or benefiting in any capacity in connection with this Agreement or the transactions contemplated hereby is any of the following (each a “Blocked Person”):

(i) a Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order No. 13224;

(ii) a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order No. 13224;

(iii) a Person with which the Buyer is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

(iv) a Person that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order No. 13224;

          (v) a Person that is named as a “specially designated national” on the most current list published by the U.S. Treasury Department Office of Foreign Asset Control at its official website or any replacement website or other replacement official publication of such list; or

(vi) a Person who is affiliated or associated with a Person listed above.

                    (c) Neither the Company nor any of its Subsidiaries nor any of its agents acting in any capacity in connection with this Agreement or the transactions contemplated hereby (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person or (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order No. 13224.

                    (d) Neither the Company nor any of its Subsidiaries has engaged, nor does it intend to engage, in any business or activity prohibited by the Trading with the Enemy Act.

          4.27 Books and Records. The books and records of the Company and its Subsidiaries delivered or made available to the Buyer are complete and accurate and reflect the assets, liabilities, prospects, business, financial condition and results of operations of the Company and its Subsidiaries and have been maintained in accordance with prudent business practices. The minute books of the Company and its Subsidiaries contain accurate and complete records of all meetings held by, and corporate action taken by, the stockholders, the board of directors and committees of the board of directors of the Company and its Subsidiaries, and no meeting of any stockholders, board of directors or committee has been held where material matters were approved, voted upon or acted upon for which minutes have not been prepared and are not contained in such minute books.

          4.28 Inventory. All raw materials, supplies, manufactured and processed parts, work-in-progress, packaging and finished goods and other items of the Company and its Subsidiaries (“Inventory”) as of the Closing will be of a quality that is suitable, usable or (in the case of finished goods and products) saleable in the ordinary course of its business, subject only to reserves taken consistent with the Company or its subsidiaries’ historical obsolescence policy. Neither the Company nor any of its Subsidiaries is presently, and at the time of the Closing will be, in possession of any Inventory that is not owned by the Company or any of its Subsidiaries, as applicable. The quantity of the Company’s Inventory on hand or in transit at the Closing will be at levels substantially customary for the Company and its Subsidiaries for that time of year in which the Closing occurs.

          4.29 Internal Controls. The Company and its Subsidiaries maintain a system of internal control over financial reporting sufficient to provide reasonable assurance (a) that the Company and each of its Subsidiaries maintain records that in reasonable detail accurately and fairly reflect their respective transactions and dispositions of assets, (b) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (c) that transactions, receipts and expenditures are executed only in accordance with authorizations of management and the Company’s Board of Directors and (d) regarding prevention or timely detection of the unauthorized access, acquisition, use or disposition of the Company’s and its Subsidiaries’ assets. Each of the Company and its Subsidiaries (x) has no significant deficiencies or material weaknesses in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect the Company’s and its Subsidiaries’ ability to record, process, summarize and report financial information and (y) if applicable, has disclosed to the Buyer any and all material fraud committed by management or other employees who have a significant role in the Company’s or its Subsidiaries’ internal control over financial reporting. The Company has provided to the Buyer true and complete copies of any correspondence with outside accounting firms relating to reviews, audits or other procedures with respect to the Company’s financial statements and internal controls.

          4.30 Relationships with Dealers, Customers and Suppliers.

                    (a) Section 4.30(a) of the Disclosure Schedule includes a list of the Company’s and its Subsidiaries’ top twenty-five (25) customers (collectively, the “Customers”) and dealers (collectively, the “Dealers”) by net revenue for the each of the years ended December 31, 2007 and December 31, 2008 and for the nine-month period ended September 30, 2009. Except as set forth on Schedule 4.30(a) of the Disclosure Schedule, there are not, and have not been during the two year period preceding the date hereof, any disputes with any Customer or Dealer. During the past two years, no Customer or Dealer has cancelled or otherwise terminated any Contract with the Company or any of its Subsidiaries prior to the expiration of such Contract’s term, or has threatened to cancel or otherwise terminate its relationship with the Company or any of its Subsidiaries or to substantially reduce its sales to or purchases from the Company or any of its Subsidiaries of any products, equipment, goods or services. Neither the Company nor any of its Subsidiaries has (i) breached any Contract with, or (ii) engaged in any fraudulent conduct with respect to, any Customer or Dealer. To the knowledge of the Company, none of the Company’s or any of its Subsidiaries’ dealers or authorized service representatives have violated any Laws in connection with the offer or sale of any Company Products or services.

                    (b) Neither the Company nor any of its Subsidiaries has any single source suppliers. There are not, and have not been during the two year period preceding the date hereof, any material disputes with any supplier of the Company or any of its Subsidiaries. During the past two years, no supplier has cancelled, terminated, or otherwise altered its relationship with the Company or any of its Subsidiaries nor has any current supplier of the Company or any of its Subsidiaries notified the Company or any of its Subsidiaries of any intention to do so or otherwise threatened to cancel, terminate or materially alter its relationship with the Company or any of its Subsidiaries.

          4.31 Bank Accounts; Powers of Attorney. Section 4.31 of the Disclosure Schedule sets forth a true and complete list as of the date hereof of (a) all bank accounts and safe deposit boxes and the names of all Persons authorized to draw thereon or have access thereto and (b) the names of all Persons holding general or special powers of attorney from the Company or any of its Subsidiaries and a summary of the terms thereof.

          4.32 Company Products. Section 4.32 of the Disclosure Schedule sets forth all warranties, express or implied, written or oral, with respect to the Company Products. As of the date hereof there are no pending or, to the knowledge of the Company, threatened Actions with respect to any such warranties; there are no statements, citations or decisions by any Governmental Authority declaring any Company Product defective or unsafe; no Company Product fails to meet any standards promulgated by any applicable Governmental Authority; there have been no recalls ordered by any Governmental Authority with respect to any Company Product; and there are no pending or, to the knowledge of the Company, threatened product liability Actions against or involving the Company or any Company Product and no such Actions have been settled or adjudicated. Section 4.32 of the Disclosure Schedule sets forth a list of all guaranty, warranty, right of return or indemnity claims made with respect to any of the Company Products during the last three years together with the costs or expenses incurred by the Company or any of its Subsidiaries in satisfying any such claims.

          4.33 Disclosure. Neither this Agreement (including the exhibits and schedules hereto) nor any other agreement, document or certificate delivered or to be delivered to the Buyer by or on behalf of the Company pursuant to the terms of this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which they were made. There is no fact within the knowledge of the Company that has not been disclosed in this Agreement and which could have a Company Material Adverse Effect.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS

          Each of the Stockholders represents and warrants to the Buyer as follows:

          5.1 Authority; Execution; Enforceability. Such Stockholder has the requisite capacity to execute, deliver and perform such Stockholder’s obligations under this Agreement and each Post-Closing Employment Agreement to which it is a party. This Agreement and each Post-Closing Employment Agreement to which such Stockholder is a party has been duly executed and delivered by such Stockholder and constitutes a legal, valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its respective terms, subject to Enforceability Exceptions.

          5.2 Title to Company Shares. Such Stockholder is the lawful and record and beneficial owner of, and has good and marketable title to, all of the Company Shares as set forth opposite such Stockholder’s name on Schedule I hereto, and such Stockholder has the full power and authority to vote such Company Shares and transfer and otherwise dispose of such shares and any and all rights and benefits incident to the ownership thereof free and clear of all Liens, and there are no Contracts between such Stockholder and the Company, any of its Subsidiaries and/or any other Person with respect to the voting, sale or other disposition of such shares or any other matter relating to such shares.

          5.3 Consents and Approvals. The execution and delivery by such Stockholder of this Agreement, any Post-Closing Employment Agreement to which it is a party or any instrument required by this Agreement to be executed and delivered by such Stockholder do not, and the performance of this Agreement, any Post-Closing Employment Agreement to which it is a party and any instrument required by this Agreement to be executed and delivered by such Stockholder at the Closing, shall not, require such Stockholder to obtain any Approval of any Person or Approval of, observe any waiting period imposed by, or make any filing with or notification to, any Governmental Authority, domestic or foreign.

          5.4 No Violation. The execution and delivery by such Stockholder of this Agreement, any Post-Closing Employment Agreement to which such Stockholder is a party or any other instrument or document required by this Agreement to be executed and delivered by such Stockholder do not, and the performance of this Agreement, any Post-Closing Employment Agreement to which such Stockholder is a party or any other instrument or document required by this Agreement to be executed and delivered by such Stockholder, will not (a) conflict with or violate any Law or Order, in each case, applicable to such Stockholder or by which such Stockholder’s properties are bound, or (b) result in any breach or violation of or constitute a default (or an event that with notice or lapse of time or both would become a default) under any Contract or Approval to which such Stockholder is a party or by which such Stockholder or such Stockholder’s properties are bound or affected.

          5.5 Legal Proceedings. There is no Action pending or, to the knowledge of such Stockholder, threatened by or against or affecting such Stockholder that would (a) give any Person the right to enjoin or rescind the transactions contemplated by this Agreement or (b) otherwise prevent such Stockholder from (i) executing and delivering this Agreement or (ii) performing such Stockholder’s obligations pursuant to, or observing any of the terms and provisions of, this Agreement.

          5.6 Stockholders’ Indebtedness. Except for the $17,000,000 amount owing to Carolina Limited, the Company has no outstanding Indebtedness owed to any Stockholder or to any Affiliate of any Stockholder.

          5.7 No Brokers. Such Stockholder has not employed, either directly or indirectly, nor has such Stockholder incurred or will incur any Liability to, any broker, finder, investment banker or other agent in connection with the transactions contemplated by this Agreement.

          5.8 No Knowledge of Breach. Such Stockholder has reviewed the Company’s representations and warranties contained in Article IV and the Disclosure Schedule and is not aware of any untrue statement of a material fact contained therein, or an omission to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading, in each case, under the circumstances under which they are being made.

          5.9 Receipt of Buyer Stock Consideration for Stockholder’s Own Account. Such Stockholder represents and warrants that the Buyer Stock Consideration is being acquired for investment for the Stockholder’s own account, not as a nominee or agent, and not with a view to the sale or distribution of all or any part thereof in violation of federal or state securities laws.

          5.10 Issuance of Securities. Such Stockholder represents and warrants that he is, and on any date that he receives Buyer Common Stock pursuant to this Agreement, he will be, an “accredited investor” as defined in Rule 501(a)(1), (a)(2), (a)(3), (a)(7) or (a)(8) under the Securities Act. Such Stockholder agrees to furnish any additional information requested to assure compliance with applicable federal and state securities laws in connection with the issuance of the Buyer Stock Consideration.

          5.11 Restricted Securities. Such Stockholder represents and warrants that he is aware that the Buyer Stock Consideration is subject to significant restrictions on transfer and may not be freely sold. Such Stockholder represents and warrants that he (a) has liquid assets sufficient to assure that the purchase contemplated by this Agreement will cause no undue financial difficulties, (b) can afford the complete loss of his investment, and (c) can provide for current needs and possible contingencies without the need to sell or dispose of the Stock Consideration.

          5.12 Legends. In addition to any legend placed on the certificates representing the Buyer Stock Consideration pursuant to any other agreement or arrangement among the parties, each certificate evidencing the Buyer Stock Consideration shall bear the following legend (unless Buyer receives an acceptable opinion of counsel that any such legend is not required):

“THE SHARES OF STOCK REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT OF 1933 OR THE LAWS OF ANY STATE, AND MAY NOT BE SOLD OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SAID ACT AND APPLICABLE STATE LAWS, OR AN EXEMPTION FROM THE REGISTRATION AND QUALIFICATION REQUIREMENTS THEREOF.”

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF THE BUYER

          The Buyer hereby represents and warrants to the Company and the Stockholders:

          6.1 Organization; Good Standing and Qualification. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

          6.2 Authorization; Binding Obligation. The Buyer has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by the Buyer of this Agreement, the performance of its obligations hereunder, and the consummation by it of the transactions contemplated hereby have been duly and validly authorized by all action on the part of the Buyer and, no other corporate proceedings on the part of the Buyer are necessary to authorize this Agreement or to consummate the transactions so contemplated herein. This Agreement has been duly and validly executed and delivered by the Buyer, and this Agreement constitutes a legal, valid, and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms, except as limited by the Enforceability Exceptions.

          6.3 Consents and Approvals. The execution and delivery by the Buyer of this Agreement does not, and the performance of this Agreement by the Buyer shall not, require the Buyer to obtain any Approval of any Person or Approval of, observe any waiting period imposed by, or make any filing with or notification to, any Governmental Authority.

          6.4 No Conflict. The execution and delivery by the Buyer of this Agreement does not, and the performance of this Agreement by the Buyer will not (a) conflict with or violate the Organizational Documents of the Buyer, (b) conflict with or violate any Law or Order applicable to the Buyer or any of its properties or assets or (c) result in a breach or violation of or constitute a default (or an event that with notice or lapse of time or both would become a default) under any material Contract to which the Buyer is a party, in any case, except where such conflict or breach would not have a material adverse effect on the Buyer’s ability to consummate the transactions contemplated hereby.

          6.5 No Brokers. The Buyer has neither employed, either directly or indirectly, nor incurred or will incur any Liability to, any broker, finder, investment banker or other agent in connection with the transactions contemplated by this Agreement.

          6.6 Legal Proceedings. There is no Action pending or, to the knowledge of the Buyer, threatened by or against or affecting the Buyer that would (a) give any Person the right to enjoin or rescind the transactions contemplated by this Agreement, or (b) otherwise prevent the Buyer from (i) executing and delivering this Agreement or (ii) performing the Buyer’s obligations pursuant to, or observing any of the terms and provisions of, this Agreement.

          6.7 Title to Buyer Stock Consideration. The shares of Buyer Common Stock to be issued by Buyer to the Stockholders, upon issuance in accordance with the terms of this Agreement, will be duly authorized and validly issued, and, assuming that the representations and warranties of the Stockholders contained herein, will be issued in accordance with the exemption provisions of the Securities Act and in compliance with state and Federal securities laws.

ARTICLE VII

COVENANTS

          7.1 Conduct of Business Pending Closing. The Company hereby covenants and agrees that, and each of the Stockholders hereby covenants and agrees to procure that, between the date hereof and the Closing Date, unless the Buyer shall consent in writing (such consent not to be unreasonably withheld or delayed), (i) the Company shall, and it shall cause its Subsidiaries to, conduct its and their business only in, and shall not take any action except in, the ordinary course of business and in a manner consistent with past practice and (ii) the Company shall, and shall cause its Subsidiaries to, use its best efforts to preserve intact the business organization and assets of the Company and its Subsidiaries, to keep available the services of the present Company Employees, to maintain in effect the Material Contracts (subject to the expiration of any Material Contract pursuant to its terms) and to preserve the present relationships of the Company and its Subsidiaries with suppliers, customers, dealers, licensees and other Persons with which the Company or any of its Subsidiaries has business relations. By way of amplification and not limitation, between the date hereof and the Closing Date, the Company covenants and agrees that, and each Stockholder covenants and agrees to procure that, the Company shall not, and it shall cause its Subsidiaries not to, directly or indirectly, do, or agree to do, any of the following without the prior written consent of the Buyer (such consent not to be unreasonably withheld or delayed):

                    (a) amend or otherwise change the Organizational Documents of the Company or any of its Subsidiaries or alter through merger, liquidation, reorganization, restructuring or in any other fashion the corporate structure or ownership of the Company or any of its Subsidiaries;

                    (b) issue, sell, transfer, pledge, dispose of or encumber, or authorize the issuance, sale, transfer, pledge, disposition or encumbrance of, any shares of capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest of the Company or any of its Subsidiaries; or sell, transfer, pledge, dispose of or encumber, or authorize the sale, transfer, pledge, disposition or encumbrance of any assets of the Company or any of its Subsidiaries (other than a sale or disposition of products or other inventory in the ordinary course of business consistent with past practice) or redeem, purchase or otherwise acquire, directly or indirectly, any of the capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest of the Company or any of its Subsidiaries;

                    (c) declare, set aside or pay any dividend or other distribution (whether in cash, stock or other securities or property or any combination thereof) in respect of any of its capital stock or other equity interests; split, combine or reclassify any of its capital stock or other securities or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or amend the terms of, repurchase, redeem or otherwise acquire any of its securities;

                    (d) form any new Subsidiary or acquire any equity or other interest or make any other investment in any other Person;

                    (e) sell, transfer, lease, license, sublicense, mortgage, pledge, dispose of, encumber, grant or otherwise dispose of any Company Intellectual Property, or amend or modify in any material way any existing agreements with respect to any Company Intellectual Property;

                    (f) incur any Indebtedness or issue any debt securities or assume, guarantee or endorse or otherwise as an accommodation become responsible for, the obligations of any Person, or make any loans, advances or enter into any financial commitments, except for borrowings to unaffiliated third persons made in the ordinary course of business at prevailing market rates and terms consistent with past practices;

                    (g) make or authorize any capital expenditures which are, in the aggregate, in excess of $25,000; or acquire any asset or property, other than (i) acquisitions of any assets (other than assets for inventory) in the ordinary course of business consistent with past practice that are not, in the aggregate, in excess of $50,000 or (ii) purchases of inventory for resale (whether for cash or pursuant to an exchange) in the ordinary course of business and consistent with past practice;

                    (h) adopt or enter into any new employment, consulting or agency agreement with any executive level employee, director, consultant or agent; change the compensation (including bonus or commission payments) payable or to become payable to the Company’s Chief Executive Officer or change the compensation rate of other employees, other than performance or longevity increases consistent with past practices and identifiable in the Financial Statements; or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock or other equity option, restricted stock or other restricted security, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any current or former Company Employee;

                    (i) change any accounting policies or procedures (including procedures with respect to reserves, revenue recognition, payments of accounts payable and collection of accounts receivable) unless required by statutory accounting principles or GAAP;

                    (j) create, incur, suffer to exist or assume any Lien on any of assets or properties of the Company or any of its Subsidiaries;

                    (k) enter into any Contract, other than Contracts involving payments of less than $50,000 which are entered into in the ordinary course of business; modify, amend or transfer in any material respect or terminate any Material Contract or waive, release or assign any material rights or claims thereto or thereunder or enter into or extend any Real Property Lease;

                    (l) make any Tax election or settle or compromise any federal, state, local or foreign income Tax Liability, agree to an extension of a statute of limitations or enter into any closing or other agreement or ruling relating to any Tax;

                    (m) settle any audit, make or change any Tax election, amend or file any amended Tax Return or take any other action with regard to any dispute or discussion with a Governmental Authority relating to a material Tax Liability or potential Liability;

                    (n) pay, discharge, satisfy, settle or commence any Action or waive, assign or release any material rights or claims; excluding Actions brought to collect aged receivables at less than $25,000;

                    (o) pay, discharge or satisfy any Liabilities, except in accordance with their terms as in effect as of the date hereof (or on the date such Liability is incurred if such Liability is incurred after the date hereof, provided that, such Liability is not incurred in violation of the terms of this Agreement);

                    (p) fail to maintain in full force and effect all self-insurance and insurance, as the case may be, currently in effect;

                    (q) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

                    (r) take any action or fail to take any action that could result in the representations and warranties set forth in Article IV becoming false or inaccurate, that could result in a Company Material Adverse Effect or that could impair the ability of the Company and the Stockholders to consummate the transactions contemplated by this Agreement in accordance with the terms hereof or delay such consummation; or

                    (s) authorize, recommend, propose or announce an intention to do any of the foregoing, or agree or enter into any Contract to do any of the foregoing

          7.2 Cooperation and Consents. Upon the terms and subject to the conditions set forth in this Agreement, each party hereto shall use commercially reasonable efforts to take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with the other party or parties in doing, all things necessary, proper or advisable to consummate the transactions contemplated hereby and to satisfy or cause to be satisfied all of the conditions precedent that are set forth in Article VIII, as applicable to each of them. The Company shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to obtain as promptly as practicable Approvals from Governmental Authorities and all other consents from third parties that, in the reasonable discretion of the Buyer, are necessary or desirable for the consummation of the transactions contemplated by this Agreement (“Third Party Consents”).

          7.3 Access to Information; Updated Financial Information.

                    (a) Prior to the Closing Date and upon reasonable notice, the Company shall, and each Stockholder shall procure that the Company shall, afford to the officers, employees, accountants, counsel and other representatives of the Buyer, reasonable access during normal working hours to all of its properties, books, Contracts and records and that the Company shall furnish promptly to the Buyer all information concerning its and its Subsidiaries’ business, properties, books, Contracts, records and personnel as the Buyer may reasonably request. The Company shall, and each Stockholder shall procure that the Company shall, make available to the officers, employees, accountants, counsel and other representatives of the Buyer upon the reasonable request of the Buyer and during normal working hours (i) all officers, employees, accountants, counsel and other representatives or agents of the Company and its Subsidiaries for discussion of the Company’s businesses, properties or personnel and (ii) all employees of the Company and its Subsidiaries for discussion of the post-Closing employment arrangements with the Buyer as the Buyer may reasonably request. The Company shall, and each Stockholder shall procure that the Company shall, use reasonable best efforts to make available to the officers, employees, accountants, counsel and other representatives of the Buyer upon the reasonable request of the Buyer such customers, suppliers, dealers or other Persons with whom the Company maintains a similar business or commercial relationship. The Company shall not, and each Stockholder shall procure that the Company shall not, permit any of its employees, representatives or agents to, communicate with any customers, suppliers or employees of the Buyer or any of its Subsidiaries or Affiliates or any other Person with whom the Buyer or any of its Subsidiaries or Affiliates maintains a similar business or commercial relationship with respect to the transactions contemplated by this Agreement or with respect to the business or operations of the Buyer or its Subsidiaries or Affiliates without the prior written consent of the Buyer. No investigation pursuant to this Section 7.3(a) or otherwise shall affect any representations, warranties, covenants or agreements of the Company or the Stockholders set forth herein.

                    (b) Without limiting the generality of Section 7.3(a), prior to the Closing Date, the Company shall, and each Stockholder shall procure that the Company shall, deliver to the Buyer within fifteen (15) days after the last day of each calendar month, an unaudited consolidated balance sheet for the Company and its Subsidiaries as of the end of such month and the related consolidated statements of income and cash flow for the Company and its Subsidiaries for such monthly period, prepared by the Company and certified by the Company’s Chief Financial Officer (the “Pre-Closing Financial Statements”). The Pre-Closing Financial Statements shall be prepared in accordance with the books and records of the Company and its Subsidiaries and fairly and accurately present the financial condition of the Company and its Subsidiaries as of the dates indicated and the results of operations of the Company and its Subsidiaries for the respective periods indicated, and shall be prepared in accordance with GAAP, except for the absence of complete footnote disclosure as required by GAAP, and subject to changes resulting from normal year-end audit adjustments, which adjustments shall not in any event be material.

          7.4 Notice of Certain Events.

                    (a) During the period from the date hereof until the Closing Date, the Company shall, and each Stockholder shall procure that the Company shall, promptly notify the Buyer in writing of: (i) the discovery by the Company of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes an inaccuracy in or breach of any representation or warranty made by the Company in this Agreement; (ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that causes or constitutes, or could reasonably be expected to cause or constitute, an inaccuracy in or breach of any representation or warranty made by the Company in this Agreement if (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement; and (iii) any material breach of any covenant or obligation of the Company. If any event, condition, fact or circumstance that is required to be disclosed pursuant to this Section 7.4 requires any change in the Disclosure Schedule, or if any such event, condition, fact or circumstance would require such a change assuming the Disclosure Schedule were dated as of the date of the occurrence, existence or discovery of such event, condition, fact or circumstance, then the Company shall, and each Stockholder shall procure that the Company shall, promptly deliver to the Buyer an update to the Disclosure Schedule specifying such change; provided that, no such update shall be deemed to supplement or amend the Disclosure Schedule for the purpose of determining the accuracy of any of the representations and warranties made by the Company in this Agreement, including for purposes of Article VIII or Article IX hereof.

                    (b) Without limiting the provisions of Section 7.4(a), prior to the Closing Date, the Company shall, and each Stockholder shall procure that the Company shall, give prompt written notice to the Buyer of (i) any written notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the consummation of the transactions contemplated by this Agreement, (ii) any written notice or other written communication from any Governmental Authority in connection with any Approval regarding the transactions contemplated by this Agreement, (iii) any Action commenced or threatened in writing relating to or involving or otherwise affecting the Company or the transactions contemplated by this Agreement, (iv) the occurrence of a material breach or default or event that, with notice or lapse of time or both, would or would reasonably be expected to constitute a material breach or default under any Material Contract, (v) any material written notice or other communication from any Person pursuant to any Material Contract and (vi) any change, event or circumstance which would reasonably be expected to delay or impede the ability of the Company or any Stockholder to consummate the transactions contemplated by this Agreement or to fulfill its obligations set forth herein or that could reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

          7.5 Public Announcements. Neither the Company nor any of its Subsidiaries, nor any Stockholder shall, nor shall any of their respective Affiliates or agents (including accountants, lenders, counsel or investment bankers), without the prior written consent of the Buyer, issue any press release announcing the execution of this Agreement or the transactions contemplated hereby, or the Closing hereunder, otherwise make any public statements regarding the transactions contemplated hereby or otherwise publicly disclose any of the contents of this Agreement, except as may be determined in good faith by a party to be required by applicable Law.

          7.6 No Solicitation of Other Proposals.

                    (a) From the date hereof until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, neither the Company nor any of the Stockholders shall, and the Company and the Stockholders shall not permit any of their respective Affiliates or any of their respective representatives (collectively, the “Company/Stockholder Representatives”) directly or indirectly to, (i) solicit, facilitate, initiate, entertain, encourage or take any action to solicit, facilitate, initiate, entertain or encourage, any inquiries or communications or the making of any proposal or offer that constitutes or may constitute an Acquisition Proposal or (ii) participate or engage in any discussions or negotiations with, or provide any information to or take any other action with the intent to facilitate the efforts of, any Person concerning any possible Acquisition Proposal or any inquiry or communication which might reasonably be expected to result in an Acquisition Proposal. For purposes of this Agreement, the term “Acquisition Proposal” shall mean any inquiry, proposal or offer from any Person (other than the Buyer and its Affiliates) relating to the sale, lease, exchange, license (whether exclusive or not), or other disposition of the assets, properties or stock of the Company or any Subsidiary, including by way of asset sale, sale, merger, consolidation, recapitalization, liquidation or otherwise, or any other transaction, the consummation of which could impede, interfere with, prevent or delay the consummation of the transactions contemplated hereby. The Company and the Stockholders shall immediately cease and cause to be terminated and shall use their respective reasonable best efforts to cause all Company/Stockholder Representatives to immediately terminate and cause to be terminated all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that would reasonably be expected to lead to, an Acquisition Proposal. Without limiting the foregoing, it is agreed that any violation of the restrictions set forth above by any Affiliate of the Company or a Stockholder or any Company/Stockholder Representative, whether or not such Person is purporting to act on behalf of the Company or a Stockholder, shall be deemed to be a breach of this Section 7.6 by the Company or such Stockholder, as applicable.

                    (b) In addition to the other obligations of the Company set forth in this Section 7.6, the Company and the Stockholders shall immediately advise the Buyer orally and in writing of any Acquisition Proposal, any request for information with respect to any Acquisition Proposal, or any inquiry with respect to or which could result in an Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the Person making the same.

          7.7 Cooperation. From and after the Closing Date, the Company and the Stockholders shall provide such cooperation as may be reasonably requested by the Buyer for the purpose of reasonably assisting the Buyer in (i) completing the IPO or any financing contemplated by the Buyer in order to consummate the transactions contemplated by this Agreement or (ii) responding to Governmental Authority or professional inquiries, making required Governmental Authority filings (including Tax filings) or defending or prosecuting any Action.

          7.8. Stock Options and Warrants. On or before the Closing, the Company shall ensure that each outstanding option (a “Company Option”) or warrant (a “Company Warrant”) to purchase shares of Common Stock will either be exercised in full or terminated on or before the Closing. Prior to the Closing, the Company shall give notice to the holders of all unexercised Company Options and Company Warrants then outstanding that (a) the Company Options and Company Warrants will not be assumed in connection with the transactions contemplated by this Agreement, and the vesting of all Company Options and Company Warrants will accelerate in full, effective as of a date determined by the Company on or prior to the Closing, (b) such holder has 15 days upon receipt of such notice to notify the Company of its intent to exercise its Company Options or Company Warrants, as the case may be, and deliver to the Company by cash or by check the exercise price for the Company Options or Company Warrants to be exercised and (c) if not so exercised, the Company Options and Company Warrants shall terminate prior to the Closing.

          7.9 General Release. Effective as of the Closing, each of the Stockholders, for himself or itself and his or its heirs, legatees, successors, and assigns, hereby fully and irrevocably releases, remises, and discharges the Buyer, the Company, the Company’s Subsidiaries, and each of their officers, directors, employees, agents, representatives, successors, and assigns from any and all damages, losses, claims, demands, actions, causes of action, suits, litigations, arbitrations, liabilities, costs, and expenses, including court costs and the reasonable fees and expenses of legal counsel (“Damages”), regardless of whether known, unknown, or unknowable, and regardless of whether absolute, contingent, or otherwise, and regardless of whether at law, in equity, or otherwise, without limitation, whether now existing or arising in the future, in each case to the extent based on actions, omissions, and/or events occurring at or before the Closing, including without limitation all rights to indemnification and/or contribution, but excluding Damages and rights of indemnification arising expressly under this Agreement. Furthermore, each of such releasing persons hereby irrevocably agrees not to sue, or to commence, maintain, or aid in the prosecution of any litigation, arbitration, or other action or proceeding against or adverse to any of such released persons, or otherwise to seek any recourse against any of such released persons, in respect of any matter hereby released or purported or attempted to be released.

          7.10. Non-competition and Non-Solicitation. (a) Each Stockholder covenants that, commencing on the Closing Date and ending on the third anniversary of the Closing Date (the “Noncompetition Period”), each Stockholder shall not, and it shall cause its Affiliates not to, engage in, directly or indirectly, in any capacity, or have any direct or indirect ownership interest in (other than as a holder of no more than 2% of the stock of a company listed on a recognized stock exchange), or permit any Stockholder’s or any such Affiliate’s name to be used in connection with, any business anywhere in the world which is engaged, either directly or indirectly, in the business of developing, manufacturing, marketing or selling any products or equipment or providing services which are competitive with products or equipment manufactured, marketed, sold or under development by, or services provided by, the Company or any of its Subsidiaries (the “Restricted Business”). It is recognized that the Restricted Business is expected to be conducted throughout the world and that more narrow geographical limitations of any nature on this non-competition covenant (and the non-solicitation covenants set forth in Sections 7.10(b) and (c)) are therefore not appropriate.

                    (b) Each Stockholder covenants that, during the Noncompetition Period, each Stockholder shall not, and it shall cause its Affiliates not to, directly or indirectly, solicit or entice, or attempt to solicit or entice, any clients or customers of the Company or any of its Subsidiaries or potential clients or customers of the Company or any of its Subsidiaries for purposes of diverting their business or services from the Company or any of its Subsidiaries.

                    (c) Each Stockholder covenants that, during the Noncompetition Period, it shall not, and it shall cause its Affiliates not to, solicit the employment or engagement of services of any person who is or was employed as an employee, consultant or independent contractor by the Company or any of its Subsidiaries during such period on a full- or part-time basis.

                    (d) Each Stockholder acknowledges that the restrictions contained in this Section 7.10 are reasonable and necessary to protect the legitimate interests of Buyer and constitute a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated hereby. Each Stockholder acknowledges that any violation of this Section 7.10 will result in irreparable injury to Buyer and agrees that Buyer shall be entitled to preliminary and permanent injunctive relief, without the necessity of proving actual damages, as well as an equitable accounting of all earnings, profits and other benefits arising from any violation of this Section 7.10, which rights shall be cumulative and in addition to any other rights or remedies to which Buyer may be entitled. Without limiting the generality of the foregoing, the Noncompetition Period shall be extended for an additional period equal to any period during which any Stockholder or any Affiliate is in breach of its obligations under this Section 7.10.

                    (e) In the event that any covenant contained in this Section 7.10 should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable law. The covenants contained in this Section 7.10 and each provision thereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

          7.11 Securities and Exchange Commission Filings. Prior to their filing with the Securities and Exchange Commission, Buyer shall provide correct and complete copies of the Registration Statement on Form S-1, any amendments thereto, any prospectuses related thereto, the Underwriting Agreement and any lock-up agreements proposed to be executed by Buyer in connection with Buyer’s initial public offering.

ARTICLE VIII

CONDITIONS PRECEDENT TO CLOSING

          8.1 Conditions to Obligation of Each Party. The respective obligations of each party to effect the Closing shall be subject to the satisfaction at or prior to the Closing of the following conditions:

                    (a) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other Order (whether temporary, preliminary or permanent) issued by any Court of competent jurisdiction or other legal restraint or prohibition shall be in effect which prevents the consummation of the transactions contemplated hereby, nor shall any Action brought by any Governmental Authority seeking any of the foregoing be pending, and there shall not be any action taken, or any Law or Order enacted, entered, enforced or deemed applicable to the transactions contemplated hereby, which makes the consummation of such transactions, as contemplated herein, illegal.

                    (b) Governmental Approvals. All consents, orders, approvals of, or declarations or filings with, any Governmental Authority necessary for the consummation of the transactions contemplated hereby, if any, shall have been obtained or made.

                    (c) Working Capital Target. The Chief Financial Officer of the Company shall have delivered to the Stockholders and the Buyer, a certificate and any other evidence as may be reasonably requested by Buyer and/or the Stockholders, in form and substance reasonably satisfactory to such recipients, that the Working Capital, as of the Closing Date, is at least ten million dollars ($10,000,000).

          8.2 Additional Conditions to Obligations of the Buyer. The obligation of the Buyer to effect the Closing shall be subject to the satisfaction at or prior to the Closing of the following additional conditions, unless waived in writing by the Buyer:

                    (a) Representations and Warranties.

          (i) Each of the representations and warranties set forth in Article IV that is qualified by “materiality,” “Company Material Adverse Effect” or a similar qualifier shall be true and correct in all respects, and each of such representations and warranties that is not so qualified shall be true and correct in all material respects, in each case, as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties made as of a specified date, the accuracy of which will be determined only as of the specified date).

          (ii) Each of the representations and warranties set forth in Article V shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties made as of a specified date, the accuracy of which will be determined only as of the specified date).

                    (b) Agreements and Covenants. The Company and the Stockholders shall have performed or complied in all material respects with each obligation, agreement and covenant to be performed or complied with by it or them under this Agreement on or prior to the Closing Date.

                    (c) No Company Material Adverse Change. From and including the date hereof, there shall not have been a Company Material Adverse Change.

                    (d) Consents and Approvals. All Third Party Consents, and all other Approvals from any Persons or Governmental Authorities that, in the reasonable discretion of the Buyer, are necessary or desirable for the consummation of the transactions contemplated hereby on the terms, and conferring upon the Buyer all of the rights and benefits, as contemplated herein, shall have been received in form and substance reasonably satisfactory to the Buyer.

                    (e) Officer’s Certificate. The Company and the Stockholders shall have delivered to the Buyer a certificate of the President or Chief Executive Officer of the Company,

dated as of the Closing Date, in form and substance reasonably satisfactory to the Buyer, certifying that the conditions set forth in Sections 8.2(a), 8.2(b) and 8.2(c) have been satisfied.

                    (f) Repayment of Employee Loans and Advances. All loans or advances made to Company Employees shall be repaid to the Company in full prior to the Closing, other than payroll or expense account advances made consistent with past practices and not to exceed $50,000 in the aggregate.

                    (g) Repayment of Indebtedness to or from Stockholders. All Indebtedness due to or from the Stockholders or any of their Affiliates by or to the Company, including the loan payable by the Company to Carolina Limited, shall be paid in full or otherwise discharged at or prior to the Closing (the “Stockholders’ Indebtedness”), and the Buyer shall have received a payoff letter or other similar release with respect to the payment of any such Stockholders’ Indebtedness. Each Stockholder shall have delivered to the Buyer a certificate (a “Stockholders’ Indebtedness Certificate”), dated as of the Closing Date, to the effect that (i) except for the loan payable to Carolina Limited, as applicable, there is no outstanding Indebtedness owed to such Stockholder or any Affiliate of such Stockholder and (ii) there are no Company Transaction Expenses owed to such Stockholder or to any agent, representative, officer, director, employee, attorney, advisor or Affiliate of such Stockholder.

                    (h) Evidence of Corporate Authority. The Company shall have delivered to the Buyer a certificate of the Company’s Secretary, dated as of the Closing Date, in form and substance reasonably satisfactory to the Buyer, certifying as to and attaching (if applicable): (i) complete and accurate copies of the Organizational Documents of the Company, (ii) the incumbency of the officers executing this Agreement and (iii) complete and accurate copies of resolutions of the Board of Directors and Stockholders authorizing and approving the execution, delivery and performance of this Agreement and the transactions contemplated hereby, and the acts of the officers of the Company in carrying out the terms and provisions hereof and thereof.

                    (i) Resignations. Each director and officer of the Company and its Subsidiaries shall have delivered his or her written resignation effective as of the Closing Date, other than those persons whose resignations shall not be requested by Buyer.

                    (j) Employment Agreement. As of the Closing, the Post-Closing Employment Agreement delivered by the Designated Employee on the date hereof shall be in full force and effect and the Designated Employee shall have performed or complied with each obligation, agreement and covenant to be performed or complied with by the Designated Employee thereunder on or prior to the Closing Date.

                    (k) Good Standing Certificate. The Company shall have delivered to the Buyer (a) the Company Secretary Certificate and (b) (other than in respect of the Irish Subsidiary) a certificate of legal existence and corporate good standing from the Secretary of State of its Subsidiaries’ jurisdictions of incorporation and any jurisdiction where its Subsidiaries are qualified to do business, which certificates shall be dated no more than five (5) Business Days prior to the Closing Date; provided, that, except with respect to any United States Subsidiaries and the Company, such certificates shall only be required to be delivered within five

(5) days of the Closing Date if obtaining such certificates is readily available in the applicable jurisdiction.

                    (l) Legal Opinion. Beauchamps Solicitors and Porter Wright Morris & Arthur LLP, counsel to the Company, each shall have delivered to the Buyer a legal opinion in form and substance reasonably satisfactory to Buyer and its counsel (including, but not limited to, opinions that this Agreement is binding and enforceable against the Stockholders).

                    (m) Escrow Agreement. As of the Closing, the Escrow Agreement shall have been executed by the Buyer, the Stockholders and the Escrow Agent.

                    (n) Other Documents. The Company and the Stockholders shall have delivered to the Buyer such other instruments, certificates, documents or materials as may be reasonably requested by the Buyer in connection with the consummation of the transactions contemplated hereby.

                    (o) Bank Accounts. The signatories to the bank accounts of the Company and its Subsidiaries shall have been changed to the Buyer’s satisfaction.

                    (p) Closing Spreadsheet. The Company shall have delivered to the Buyer a spreadsheet certified as complete and correct by the Chief Executive Officer of the Company that separately lists, as of immediately prior to the Closing Date, all Stockholders and their respective addresses as shown in the records of the Company, the number of shares of Company Shares held by each Stockholder and the portion of the Purchase Price payable to each Stockholder (the “Closing Spreadsheet”).

                    (q) Financing. Buyer shall have completed a financing on terms satisfactory to it and sufficient to enable it to complete the transactions contemplated by this Agreement.

                    (r) Company Derivative Securities. All Company Options and all Company Warrants outstanding immediately prior to Closing, shall have been properly exercised or terminated, the exercise price for each Company Option and Company Warrant that has been exercised shall have been received by the Company in full in cash or by check, and any Company stock option plan or similar plan shall have been terminated in accordance with its terms. At or prior to Closing, the Company shall have delivered a certificate to Buyer signed by an authorized officer of the Company confirming that all outstanding Company Options, Company Warrants and other derivative securities entitling any person to acquire any interest in the Company have been exercised or cancelled.

                    (s) Stockholder Approval. This Agreement and the transactions contemplated hereby shall have been duly approved and adopted by all Stockholders in accordance with the Company’s Organizational Documents and by applicable Law.

                    (t) Current Assets Ratio. The Company shall have delivered to the Buyer a certificate signed by the Chief Financial Officer of the Company, and any other evidence as may be reasonably requested by Buyer, in form and substance reasonably satisfactory to the Buyer, certifying that the Company’s current assets to current liabilities ratio is at least 1.25 to 1.0.

          8.3 Additional Conditions to Obligations of the Company. The obligations of the Company to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing Date of the following additional conditions, unless waived in writing by the Company:

                    (a) Representations and Warranties. Each of the representations and warranties set forth in Article VI that is qualified by “materiality,” or a similar qualifier shall be true and correct in all respects, and each of such representations and warranties that is not so qualified shall be true and correct in all material respects, in each case, as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties made as of a specified date, the accuracy of which will be determined only as of the specified date).

                    (b) Agreements and Covenants. The Buyer shall have performed or complied in all material respects with each obligation, agreement and covenant to be performed or complied with by it under this Agreement on or prior to the Closing Date.

                    (c) Officer’s Certificate. The Buyer shall have delivered to the Company and Stockholders a certificate of an officer of the Buyer, dated as of the Closing Date, certifying that the conditions set forth in Sections 8.3(a) and 8.3(b) have been satisfied.

                    (d) Escrow Agreement. The Buyer and Escrow Agent shall have delivered the Escrow Agreement.

                    (e) Initial Public Offering. Buyer shall have completed its contemplated initial public offering at a pre-money valuation of at least $350,000,000.

ARTICLE IX

SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS; INDEMNIFICATION

          9.1 Survival of Representations, Warranties and Covenants. Subject to the provisions of this Article IX, each of the representations and warranties contained in this Agreement or in any other agreement, exhibit, schedule, certificate, instrument or other writing delivered by or on behalf of the Buyer, the Company or any Stockholder pursuant to this Agreement shall survive until the Initial Holdback Payment Date; provided, however, that the Excepted Representations (except for the representations and warranties set forth in Sections 4.11 and 4.18) shall survive the Closing until sixty days following the expiration of the applicable statute of limitations (including any extension thereof), and the representations and warranties set forth in Sections 4.11 and 4.18 shall survive the Closing until three years after the Closing Date. For convenience of reference, the date upon which any representation or warranty shall terminate is referred to herein as the “Survival Date.” Unless otherwise expressly set forth in this Agreement, the covenants and agreements set forth in this Agreement shall survive the Closing and remain in effect indefinitely.

          9.2 Indemnification.

                    (a) From and after the Closing, the Stockholders, jointly with respect to the representations and warranties contained in Article IV, and severally with respect to the representations and warranties contained in Article V, shall indemnify, defend and hold harmless the Buyer and its Affiliates, their respective successors and assigns, and the respective officers, directors, employees and agents of each of the foregoing (the “Buyer Indemnified Persons”) from and against any and all Losses of every kind, nature or description asserted against, or sustained, incurred or accrued directly or indirectly by, any Buyer Indemnified Person of the Company which arise out of or result from or as a consequence of any of the following:

          (i) the breach or inaccuracy of any representation or warranty of the Company or the Stockholders contained in this Agreement or any certificate delivered by the Company or the Stockholders pursuant to this Agreement, provided that, such representations and warranties shall be interpreted without giving effect to any limitations or qualifications as to “materiality” (including the word “material”), “Company Material Adverse Effect” or any similar limitations or qualifications;

(ii) the breach of or non-compliance with any agreement or covenant of the Company or the Stockholders contained in this Agreement;

(iii) the inaccuracy of any information set forth in the Closing Spreadsheet;

(iv) any Taxes of the Company or any of its Subsidiaries attributable to any Pre-Closing Tax Period;

(v) any Pre-Closing Taxes;

(vi) any Liability arising from or relating to products sold or services performed by the Company on or before the Closing Date;

          (vii) any Action by or Liability to any current or former stockholder or other security holder of the Company which arises out of or is based upon any matter, event, dispute, fact or circumstance that existed on or prior to the Closing Date (other than Actions by or Liabilities to any Stockholders arising from the transactions contemplated by this Agreement); or

(viii) any Company Indebtedness or Company Transaction Expenses not satisfied at or prior to the Closing.

                    (b) For purpose of applying Section 9.2(a)(iv) and 9.2(a)(v), liability for any Taxes determined by reference to income, capital gains, gross income, gross receipts, sales, net profits, windfall profits or similar items or resulting from a transfer of assets in a period beginning before and ending after the Closing Date shall be allocated between the portion of the period ending on the Closing Date and the portion of the period beginning after the Closing Date based on the date on which such items accrued; (ii) liability for all other Taxes in a period beginning before and ending after the Closing Date shall be pro rated between the portion of the period ending on the Closing Date and the portion of the period beginning after the Closing Date on a per diem basis based on the number of days in the taxable period for which each party is liable for Taxes hereunder; and (iii) interest, penalties, additions to tax or additional amounts that relate to Taxes for any period, or a portion of any period, ended on or before the Closing Date shall include any interest, penalties, additions to tax, or additional amounts relating to Taxes for such periods, regardless of whether such items are incurred, accrued, assessed or similarly charged on, before or after the Closing Date.

                    (c) Any Losses which a Buyer Indemnified Party is entitled to recover pursuant to Section 9.2(a) shall be satisfied, at the Buyer’s option, by reducing the Holdback Reserve Amount that would otherwise be payable to the Stockholders pursuant to Section 3.3 until (to the extent required) the Holdback Reserve Amount has been reduced to zero. For purposes of this Section 9.2(b), the value of the Holdback Shares with respect to any reduction of the Holdback Reserve Amount shall be calculated as set forth in Section 3.3. Notwithstanding anything to the contrary set forth herein, Buyer shall not be required to seek recourse for any breach or misrepresentation of a Stockholders’ Indebtedness Certificate from the Holdback Reserve Amount and any breaching or misrepresenting Stockholder shall be personally liable to Buyer for such breach or misrepresentation.

          9.3 Indemnification Process.

                    (a) Any Buyer Indemnified Person seeking indemnification under this Article IX shall give the Stockholders notice of any matter (a “Notice of Claim”) which such Buyer Indemnified Person has determined has given rise to or would reasonably be expected to give rise to a right of indemnification under this Agreement, stating the amount of the Loss, if known (each, a “Loss Estimate”) and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises as promptly as practicable after becoming aware of such matter; provided, however, that the failure so to provide such Notice of Claim will not affect the rights of Buyer Indemnified Persons to obtain indemnification hereunder. Notwithstanding the foregoing, no claim shall be brought under this Article IX with respect to an event of indemnification described in Section 9.2(a)(i) unless a Buyer Indemnified Person, at any time prior to the applicable Survival Date, gives the Stockholders a Notice of Claim with respect to such claim. If a Notice of Claim has been given on or prior to the applicable Survival Date, the relevant representations and warranties shall survive as to such claim until the claim has been finally resolved.

                    (b) Claims for indemnification hereunder resulting from the assertion of liability by third parties (each, a “Third Party Claim”) shall be subject to the following terms and conditions:

          (i) The Buyer Indemnified Person may defend any Third Party Claim with counsel of its own choosing, and shall act reasonably and in accordance with its good faith business judgment in handling such Third Party Claim. The Buyer shall not settle or compromise the Third Party Claim or make any admission in respect thereof which would materially and adversely affect the indemnifying party’s liability without the prior written agreement of each of the Stockholders

(which shall not be unreasonably withheld or delayed) as to any reasonable ways in which the Third Party Claim might be avoided, disputed, resisted, mitigated, settled, compromised, defended or appealed. All costs (including attorneys’ fees) incurred by the Buyer Indemnified Person in defending such Third Party Claim shall be satisfied as such costs are incurred in the same manner as Losses are satisfied pursuant to Section 9.2(b). The Buyer Indemnified Person may elect not to defend a Third Party Claim within thirty (30) days following receipt of a Third Party Claim, by notice in writing to the Stockholders. Each of the Stockholders shall have ten (10) days to advise the Buyer Indemnified Person whether such Stockholder accepts the defense of such claim, and the Stockholder shall have no obligation to the Buyer Indemnified Person for legal fees incurred by the Buyer Indemnified Person after the date of any assumption of the defense by the Stockholder. If the Stockholder determines to accept the defense of such Third Party Claim, it shall defend such Third Party Claim with counsel of its own choice that is reasonably satisfactory to the Buyer Indemnified Person and at its own expense, provided that, the Buyer Indemnified Person shall have the right to be represented by its own counsel at its own expense. If the Stockholder fails to undertake the defense of or settle or pay any such Third Party Claim within ten (10) days after the Buyer Indemnified Person has given written notice to the Representative of the claim, or if the Stockholder, after having given such notification to the Buyer Indemnified Person, fails within ten (10) days, or at any time thereafter, to defend to the reasonable satisfaction of the Buyer Indemnified Person, settle or pay such claim, then the Buyer Indemnified Person may take any and all necessary action to dispose of such claim, and any costs (including attorneys’ fees) incurred by the Buyer Indemnified Person in so doing shall be satisfied as such costs are incurred in the same manner as Losses are satisfied pursuant to Section 9.2(b). The Stockholders and the Buyer Indemnified Person shall make available to each other and their counsel and accountants all books and records and information relating to any Third Party Claims, keep each other apprised as to the details and progress of all proceedings relating thereto and render to each other such assistance as may be reasonably required to ensure the proper and adequate defense of any and all Third Party Claims.

          (ii) The party controlling the defense of a Third Party Claim may settle such Third Party Claim on any terms which it may deem reasonable, provided that, the Stockholders shall not without the Buyer Indemnified Person’s prior written consent settle or compromise such proceeding, claim or demand, or consent to the entry of any judgment which does not include as an unconditional term thereof the delivery by the claimant or plaintiff to the Buyer Indemnified Person of a written release from all liability in respect of such proceeding, claim or demand.

          (iii) If the Stockholders at any time pays to the Buyer Indemnified Person an amount pursuant to a Third Party Claim and the Buyer Indemnified Person, the Buyer or one of its Affiliates subsequently becomes entitled to recover from some other person any sum (whether by payment, discount, credit, relief or otherwise) in respect of the subject matter of the Third Party Claim, the Buyer

Indemnified Person shall take all reasonable steps to enforce such right of recovery and following any such recovery shall forthwith repay to the Stockholder so much of the amount paid by them to the Buyer Indemnified Person as does not exceed the sum recovered from such other person less all reasonable costs, charges and expenses incurred by the Buyer Indemnified Person, the Buyer or any of its Affiliates in recovering that sum from such other person.

          (iv) Where having discharged a Third Party Claim any of the Stockholders requests the assignment to it or him of any right of the Buyer Indemnified Person, the Buyer or any of its Affiliates to make recovery in whole or in part from any third party, the Buyer Indemnified Person will assign or procure the assignment to such Stockholder of such right, and, if that right is not legally capable of effective assignment, subject to being indemnified to the reasonable satisfaction of the Buyer Indemnified Person, the Buyer or any of its Affiliates against any associated costs and expenses, pursue such Third Party Claim on behalf of the Stockholder and pay over to the Stockholder all amounts recovered up to the amount of the relevant Third Party Claim previously discharged by it or him.

          9.4 Limitations on Indemnification. Subject to the provisions of Section 9.5:

                    (a) no indemnification shall be payable to a Buyer Indemnified Person as a result of any Losses arising under Section 9.2(a)(i) until the aggregate amount of all Losses incurred by all Buyer Indemnified Persons exceeds $300,000, whereupon (subject to Section 9.4(b) below) the Buyer Indemnified Persons shall be entitled to receive the full amount of all Losses in excess of such $300,000; provided, however, that the foregoing shall not apply to (i) any Losses resulting from or arising out of any breach or inaccuracy of any of the Excepted Representations or (ii) amounts owed to Buyer pursuant to Section 3.4(e)(iii)(B);

                    (b) the maximum aggregate Losses payable to the Buyer Indemnified Persons pursuant to Section 9.2(a) shall be an amount equal to the Holdback Reserve Amount; provided, however, that the foregoing shall not apply to (i) any Losses resulting from or arising out of any breach or inaccuracy of any of the Excepted Representations (except for the representations and warranties set forth in Sections 4.11 and 4.18) or (ii) amounts owed to Buyer pursuant to Section 3.4(e)(iii)(B); and

                    (c) the maximum aggregate Losses payable to the Buyer Indemnified Persons pursuant to Section 9.2(a) with respect to any Losses resulting from or arising out of any breach or inaccuracy of any of the representations and warranties set forth in Sections 4.11 or 4.18, shall be $2,000,000.

          9.5 Fraud and Related Claims; Characterization of Payments; No Contribution. Notwithstanding any provision of this Agreement to the contrary, nothing contained in this Agreement shall in any way limit, impair, modify or otherwise affect the rights of a Buyer Indemnified Person to bring any claim, demand, suit or cause of action otherwise available to such Buyer Indemnified Person based upon, or to seek or recover any Losses arising from or related to an allegation or allegations of fraud or willful or intentional misrepresentation in connection with this Agreement or the transactions contemplated hereby. The parties agree that any payment pursuant to an indemnification obligation under this Article IX shall be treated for Tax purposes as an adjustment to the Purchase Price. If, notwithstanding the treatment required by the preceding sentence, any indemnification payment under this Article IX is determined to be taxable to a Buyer Indemnified Person or is subject to any deductions or withholdings on payment, such Buyer Indemnified Person shall also be entitled to indemnification for any Taxes incurred by reason of the receipt of such payment and any Losses incurred by the Buyer Indemnified Person in connection with such Taxes (or any asserted deficiency, claim, demand, action, suit, proceeding, judgment or assessment, including the defense or settlement thereof, relating to such Taxes) payable in accordance with Section 9.2(b) and any deductions or withholdings that have been deducted or withheld from any indemnification payment, so that the net amount received by the Buyer Indemnified Person will equate to the amount that the Buyer Indemnified Person would have received had such Taxes, Losses or deductions and withholdings not have occurred.

          9.6 Waiver and Release. The directors and officers of the Company and each of its Subsidiaries shall not be responsible for any Losses suffered by, or liability of any kind to, the Buyer or any of its Affiliates arising out of any act done or omitted by any such director or officer in connection with the performance by the Company of this Agreement or the representations, warranties and covenants contained in this Agreement and the Buyer waives and releases the directors and officers of the Company (to the extent such officer or director is not a Stockholder) and each of its Subsidiaries from any and all claims in respect of any such Losses.

          9.7 Knowledge. Notwithstanding anything to the contrary contained herein, each party (a “Subject Party”) hereby agrees that by proceeding with the Closing, it shall be conclusively deemed to have waived for all purposes hereunder any claim under this Article IX with respect to the inaccuracy or breach of a representation or warranty by another party which is actually known by the Subject Party prior to the Closing; provided, that, notwithstanding anything to the contrary set forth herein, for purposes of this Section 9.7, Buyer shall not be deemed to have knowledge of anything known by Gregory Raskin or Vladimir Federov, which is not known by any executive officer or director of Buyer or by Buyer’s Chief Strategist.

ARTICLE X

TERMINATION, AMENDMENT, WAIVER AND EXPENSES

          10.1 Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing:

                    (a) By mutual written consent of the Buyer and the Company;

                    (b) By either the Buyer or the Company if the Closing shall not have occurred on or before May 30, 2010 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 10.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date;

                    (c) By either the Buyer or the Company if a Court or Governmental Authority shall have issued an Order or taken any other action, in each case, which has become final and non-appealable and which restrains, enjoins or otherwise prohibits the Closing;

                    (d) By the Buyer, if the Buyer is not in material breach of any obligations under this Agreement, and if the Company or any of the Stockholders shall have breached in any material respect any of its representations or warranties or failed to perform in any material respect any of its covenants or other agreements contained in this Agreement, which breach or failure to perform would render unsatisfied any condition contained in Section 8.1 or 8.2 and (i) is incapable of being cured or (ii) if capable of being cured is not cured prior to the earlier of (A) the Business Day prior to the Outside Date or (B) the date that is twenty days from the date that the Company is notified of such breach;

                    (e) By the Company, if the Company and the Stockholders are not in material breach of any of its obligations under this Agreement, and if the Buyer shall have breached in any material respect any of its representations or warranties or failed to perform in any material respect any of its covenants or other agreements contained in this Agreement, which breach or failure to perform would render unsatisfied any condition contained in Section 8.1 or 8.2(p) and (i) is incapable of being cured or (ii) if capable of being cured is not cured prior to the earlier of (A) the Business Day prior to the Outside Date or (B) the date that is twenty days from the date that the Buyer is notified of such breach;

                    (f) By the Buyer, if there shall have been a Company Material Adverse Change;

                    (g) By the Company, if there shall have been a material adverse effect on the condition (financial or otherwise), properties, operations or results of operations of the Buyer or the Buyer’s ability to perform its obligations as contemplated by this Agreement; or

                    (h) By the Company, if any of the Third Party Consents or Approvals referred to in Section 8.2(d) is received subject to any conditions which, in the reasonable opinion of the Stockholders, is materially burdensome, damaging or restrictive for or to the Stockholders in relation to the performance of this Agreement.

          10.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 10.1, this Agreement (other than this Article X and Article XI, which shall survive such termination) will forthwith become void, and there will be no Liability on the part of any party hereto to any other and all rights and obligations of any party hereto will cease, except that nothing herein will relieve any party from any Losses arising out of, resulting from or relating to any breach, prior to termination of this Agreement in accordance with its terms, of any representation, warranty, covenant or agreement contained in this Agreement.

          10.3 Expenses. Whether or not the Closing is consummated, each party shall bear all out-of-pocket costs and expenses incurred by such party to third parties in connection with the negotiation, preparation, execution, delivery and performance of this Agreement and in connection with the consummation of the transactions contemplated hereby, including legal, accounting and broker’s fees, provided that, all such costs and expenses incurred by the

Company prior to the Closing Date (including all fees and expenses payable to any investment banker or broker retained by the Company that become payable at or prior to the Closing Date and all legal, accounting and consulting fees incurred by the Company at or prior to the Closing Date) (the “Company Transaction Expenses”) shall be paid at the Closing pursuant to Section 3.2(b). Notwithstanding the foregoing, in the event that a party institutes an Action to enforce its rights under this Agreement or any Post-Closing Employment Agreement, the prevailing party in such Action shall be entitled to recover its reasonable costs and expenses (including reasonable attorneys’ fees) incurred in connection with such Action from the losing party. The costs incurred in connection with the audit of the Company’s Financial Statements in connection with Buyer’s proposed initial public offering, shall not be deemed Company Transaction Expenses.

          10.4 Amendment and Waiver. Prior to the Closing Date, this Agreement may be amended only by an instrument in writing specifically amending this Agreement signed by the Buyer and the Company. After the Closing Date, this Agreement may be amended only by an instrument in writing signed by the Buyer and the Stockholders. At any time prior to the Closing Date any party hereto may extend the time for the performance of any of the obligations or other acts required hereunder, waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing specifically waiving this Agreement signed by the party or parties to be bound thereby.

ARTICLE XI

MISCELLANEOUS

          11.1 Entire Agreement. This Agreement, together with the schedules and exhibits attached hereto, contain the entire understanding of the parties hereto with respect to the subject matter hereof and supersede all prior agreements, either oral or written. Without limiting the generality of foregoing and notwithstanding anything in this Agreement to the contrary, no party is making any representation or warranty whatsoever, oral or written, express or implied, in connection with the transactions contemplated by this Agreement other than those set forth in this Agreement and no party is relying on any statement, representation or warranty, oral or written, express or implied, made by any other party except for the representations and warranties set forth in this Agreement. The parties hereto agree that, notwithstanding any access to information by any party or any right of any party to this Agreement to investigate the affairs of any other party to this Agreement, the party having such access and right to investigate shall have the right to rely fully upon the representations and warranties of the other party expressly contained in this Agreement and on the accuracy of any schedule, exhibit or other document attached hereto or referred to herein or delivered by such other party or pursuant to this Agreement.

          11.2 Assignment. No party shall assign or otherwise transfer this Agreement or any of his, her or its respective rights hereunder, or delegate any of his, her or its respective obligations hereunder, without the prior written consent of the other parties provided, however, that the Buyer may assign or otherwise transfer this Agreement or any of its rights hereunder, or delegate any of its obligations hereunder to any of its Affiliates; provided, that, no such assignment or transfer shall relieve the Buyer of its payment obligations to the Stockholders. Subject to the foregoing, this Agreement and the rights and obligations set forth herein shall inure to the benefit of, and be binding upon the parties hereto, and each of their respective successors, heirs and permitted assigns.

          11.3 Counterparts. This Agreement may be executed in two or more counterparts, any one of which need not contain the signatures of all parties, but all of which counterparts when taken together will constitute one and the same agreement.

          11.4 Governing Law; Venue. This Agreement shall be governed by the Laws of the State of Delaware without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdictions) that would cause application of the Laws of any jurisdiction other than the State of Delaware. All Actions arising out of or relating to this Agreement shall be heard and determined in the courts of Ireland. Each of the parties to this Agreement irrevocably submits to the exclusive jurisdiction of the courts of Ireland for the purpose of any Action arising out of or relating to this Agreement and each of the parties to this Agreement irrevocably agrees that all claims in respect to such Action may be heard and determined exclusively in any court sitting in Ireland. Each of the parties to this Agreement consents to service of process by delivery pursuant to Section 11.8 hereof and agrees that a final judgment in any Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

          11.5 Specific Performance. The rights and remedies of the parties hereto shall be cumulative. The transactions contemplated by this Agreement are unique transactions and any failure on the part of any party to complete the transactions contemplated by this Agreement on the terms of this Agreement will not be fully compensable in damages and the breach or threatened breach of the provisions of this Agreement would cause the other parties hereto irreparable harm. Accordingly, in addition to and not in limitation of any other remedies available to the parties hereto for a breach or threatened breach of this Agreement, the parties shall be entitled to seek specific performance of this Agreement and seek an injunction restraining any such party from such breach or threatened breach.

          11.6 Interpretation. The schedules and exhibits attached hereto are an integral part of this Agreement. All schedules and exhibits attached to this Agreement are incorporated herein by this reference and all references herein to this “Agreement” shall mean this Agreement together with all such schedules and exhibits. When a reference is made in this Agreement to Sections, subsections, schedules or exhibits, such reference shall be to a Section, subsection, schedule or exhibit to this Agreement unless otherwise indicated. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The word “herein” and similar references mean, except where a specific Section or Article reference is expressly indicated, the entire Agreement rather than any specific Section or Article. The table of contents and the headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The term $ shall mean dollars of the United States of America. As used herein, all pronouns shall include the masculine, feminine, neuter, singular and plural thereof whenever the context and facts require such construction. References in this Agreement to a legal term, concept, legislation or regulation (including, without limitation, those for any action, remedy, method of judicial proceedings, document, statute, court official, governmental authority or agency) or any accounting term or concept with respect to a particular jurisdiction (the “First Jurisdiction”), in respect of any jurisdiction other than the First Jurisdiction (the “Second Jurisdiction”) will be construed as a reference to the term or concept which most nearly corresponds to it in the Second Jurisdiction. In this Agreement any reference to a document in the “agreed form” is a reference to a document in a form approved and for the purposes of identification signed and/or initialled by or on behalf of the parties thereto.

          11.7 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

          11.8 Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or sent by nationally-recognized overnight courier or by registered or certified mail, postage prepaid, return receipt requested or by facsimile, with confirmation as provided above addressed as follows:

If to the Buyer:

Wave2Wave Communications, Inc.
433 Hackensack Avenue
Hackensack, NJ 07601
Fax: (201) 968-1886
Attention: Eric Mann, Chief Financial Officer

with copies to (which shall not constitute notice):

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
666 Third Avenue
Chrysler Center
New York, NY 10017
Fax: (212) 983-3115
Attention: Ivan K. Blumenthal

If to the Company (prior to the Closing) or the Stockholders:

Winncom Technologies Holding Ltd.
30700 Carter Street, Suite A
Solon, OH 44139
Fax: 440-498-9511
Attention: Gregory Raskin

with a copy to (which shall not constitute notice):

Beauchamps
Riverside Two
Sir John Rogerson’s Quay
Dublin 2
Ireland
Fax:: 35316177062
Attention: Mark Pery-Knox-Gore

And

Porter Wright Morris & Arthur LLP
925 Euclid Avenue, Suite 1700
Cleveland, OH 44115
Fax (216)-443-9011
Attention: Michael A. Ellis

or to such other address as the party to whom notice is to be given may have furnished to the other party in writing in accordance herewith. All such notices or communications shall be deemed to be received (a) in the case of personal delivery, on the date of such delivery, (b) in the case of nationally-recognized overnight courier, on the next Business Day after the date when sent, (c) in the case of facsimile transmission, upon confirmed receipt, and (d) in the case of mailing, on the second Business Day following the date on which the piece of mail containing such communication was posted.

          11.9 Representation by Counsel. Each party hereto acknowledges that it has been or has had an opportunity to be advised by legal counsel retained by such party in its sole discretion. Each party acknowledges that such party has had a full opportunity to review this Agreement and all related exhibits, schedules and ancillary agreements and to negotiate any and all such documents in its sole discretion, without any undue influence by any other party hereto or any third party.

          11.10 Construction. The parties have participated jointly in the negotiations and drafting of this Agreement and in the event of any ambiguity or question of intent or interpretation, no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

          11.11 Waivers. No waiver by any party, whether express or implied, of its rights under any provision of this Agreement shall constitute a waiver of the party’s rights under such provisions at any other time or a waiver of the party’s rights under any other provision of this Agreement. No failure by any party to take any action against any breach of this Agreement or default by another party shall constitute a waiver of the former party’s right to enforce any provision of this Agreement or to take action against such breach or default or any subsequent breach or default by the other party. To be effective any waiver must be in writing and signed by the waiving party.

          11.12 Third Party Beneficiaries. Nothing express or implied in this Agreement is intended to confer, nor shall anything herein confer, upon any Person other than the parties hereto and their respective successors and permitted assigns, any rights, remedies, obligations or liabilities whatsoever, except to the extent that such third person is an indemnified person in respect of the indemnification provided in accordance with Article IX of this Agreement. The representations and warranties contained in this Agreement are for the sole benefit of the parties hereto and no other Person may rely on such representations and warranties for any purpose whatsoever.

          11.13 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUR OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

[Remainder of Page Intentionally Left Blank]

          NOW THEREFORE, the parties hereto have executed, or caused this Stock Purchase Agreement to be executed by their duly authorized representatives, as of the date first written above.

BUYER:

WAVE2WAVE COMMUNICATIONS, INC.

By:	/s/ Steven Asman

Name:	Steven Asman

Title:	President

COMPANY:

WINNCOM TECHNOLOGIES HOLDING LTD

By:	/s/ Martin Lacey

Name:	Martin Lacey

Title:	Director

STOCKHOLDERS:

/s/ Gregory Raskin

Gregory Raskin

HONCON INVESTMENTS LIMITED

By:	/s/ Panagiotis I. Kinanis

Name:	Panagiotis I. Kinanis

Title:	Director

SLIEGE INVESTMENTS LIMITED

By:	/s/ Panagiotis I. Kinanis

Name:	Panagiotis I. Kinanis

Title:	Director